UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 25, 2014

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2014 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 4, 2014 at 9:00 a.m. local time.

The attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we request that you complete, date, sign and return the enclosed proxy card or voting instruction form (if you received our proxy materials by mail), or vote by telephone or over the Internet as directed by the instructions provided. Of course, returning your proxy does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes at the meeting.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each stockholder of record. If you are a stockholder planning to attend the Annual Meeting and your shares are not registered in your own name but rather held in street name, please ask the broker, bank or other nominee that holds the shares to provide you with evidence of your share ownership. Please be sure to bring the admission ticket or evidence of your share ownership to the meeting.

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

Sincerely,

W. Douglas Parker
Chief Executive Officer

The accompanying Proxy Statement is dated April 25, 2014, and is first being mailed to stockholders of American Airlines Group Inc. on or about April 25, 2014.

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD., MD 5675

FORT WORTH, TEXAS 76155

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 4, 2014

April 25, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of American Airlines Group Inc. (“AAG”), a Delaware corporation, will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 4, 2014 at 9:00 a.m., local time, for the purposes of considering and acting upon:

1. a proposal to elect 11 directors to serve until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2014;

3. a proposal to consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement; and

4. such other business as properly may come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Board of Directors of AAG is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Additional information relating to the above matters is provided in the attached Proxy Statement. The Board of Directors of AAG has fixed the close of business on April 16, 2014 as the record date for determination of AAG stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of the names of AAG stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at AAG’s headquarters, 4333 Amon Carter Boulevard, MD 5675, Fort Worth, Texas 76155. The AAG stockholder list will also be available at the Annual Meeting for examination by any stockholder present at the Annual Meeting.

If you are a stockholder of record and do not expect to attend the Annual Meeting in person, we request that you vote by submitting a proxy for your shares using the toll-free number or the website provided on your proxy card or, if you received our proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Voting by phone, Internet or mail will not prevent you from later revoking your proxy and voting in person at the Annual Meeting. If your shares are held in street name by a broker, bank or other nominee and you do not expect to attend the Annual Meeting in person, you are requested to direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker dealer, bank or other nominee. If you are a street name holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 16, 2014 and a proxy to vote the shares from your broker, bank or other nominee.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

Fort Worth, Texas

April 25, 2014

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Stockholders to be held on June 4, 2014: This Notice of 2014 Annual Meeting of Stockholders, the accompanying Proxy Statement, and AAG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxyvote.com.

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT, AND WE ENCOURAGE YOU TO VOTE BY SUBMITTING A PROXY OR VOTING INSTRUCTIONS PROMPTLY.

i

Annexes

Annex A	Reconciliation of Certain GAAP to Non-GAAP Financial Information

ii

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD., MD 5675

FORT WORTH, TEXAS 76155

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2014

THE MEETING

Purpose, Place, Date and Time	We are furnishing this Proxy Statement to the stockholders of American Airlines Group Inc. in connection with the solicitation by the Board of Directors of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 4, 2014 at 9:00 a.m., local time, for the purposes described in the accompanying Notice of Annual Meeting. When used in this Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc., “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc., “US Airways Group” refers to AAG’s wholly-owned subsidiary US Airways Group, Inc. and “US Airways” refers to AAG’s wholly-owned subsidiary US Airways, Inc. The “Board of Directors” refers to the Board of Directors of AAG. The “Merger” refers to the merger of AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR Corporation, with and into US Airways Group on December 9, 2013, and “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 13, 2013, as amended, by and among US Airways Group, AMR Corporation and AMR Merger Sub, Inc. AMR Corporation was renamed AAG upon the closing of the Merger; references to “AMR” in this Proxy Statement mean AAG prior to the closing of the Merger.

The approximate date on which we are first sending the Notice of 2014 Annual Meeting of Stockholders and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 25, 2014.

Record Date; Stockholders Entitled to Vote	Stockholders of record at the close of business on April 16, 2014 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 720,196,221 shares of our common stock, $0.01 par value per share (“AAG Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of AAG Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 30.4 million of the issued and outstanding shares of AAG Common Stock were held in the Disputed Claims Reserve established in accordance with Section 7.3 of AMR’s fourth amended joint plan of reorganization (as amended, the “Bankruptcy Plan”). Pursuant to Section 7.3(c) of the Bankruptcy Plan, the shares held in the Disputed Claims Reserve will be deemed voted by the disbursing agent holding these shares proportionally in the same manner as the other outstanding shares of AAG Common Stock are voted.

Your vote is very important. You are encouraged to vote as soon as possible.

Requirements to Attend Annual Meeting	All stockholders must check-in at the registration desk in the lobby of the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022. At check-in, you must provide (a) an admission ticket or other proof of ownership of our stock as of April 16, 2014 that is acceptable to us and (b) valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the Annual Meeting.

For the safety of all persons attending the Annual Meeting, all attendees must comply with our security measures.

Quorum	The presence, in person or by proxy, of a majority of the outstanding shares of AAG Common Stock is necessary to constitute a quorum at the Annual Meeting.

If your shares are held by a broker, bank or other nominee in “street name” and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1 and 3 are non-discretionary. If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the 2014 Annual Meeting of Stockholders

Vote Required for Proposal 1: Election of Directors	AAG’s Amended and Restated Bylaws (the “Bylaws”) provide for a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his resignation to the Board of Directors in accordance with the policy adopted by the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”) (or other Committee as directed by the Board of Directors) will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

In the vote to elect 11 directors to serve until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, stockholders may, with respect to each nominee:

•	vote for the election of the nominee;
•	vote against the election of the nominee; or
•	abstain from voting on the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014 will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to ratify the appointment of KPMG as our independent registered public accounting firm, stockholders may:

•	vote for the ratification;
•	vote against the ratification; or
•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

In the vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

•	vote for the proposal;
•	vote against the proposal; or
•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Voting of Proxies	A proxy is a legal designation of another person to vote your shares on your behalf. You may submit a proxy for your shares by using the toll-free number or the website provided on your proxy card. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with the proxy materials. If you submit a proxy by telephone or over the Internet, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the Annual Meeting. You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone, or over the Internet, even if you plan to attend the Annual Meeting.

If you hold shares through a broker, bank, or other nominee, you may instruct your broker, bank, or other nominee to vote your shares by following the instructions that the broker, bank, or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and over the Internet. If you hold shares through a broker, bank, or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

All properly executed proxies received by us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted in each proxy. In the absence of such instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, pursuant to the Bylaws, that were not subsequently withdrawn. Accordingly, no such matters may be brought to a vote at the Annual Meeting.

Revocation of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation to Caroline B. Ray, our Corporate Secretary, at American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155 (by mail or overnight delivery);
•	executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;
•	submitting a new proxy prior to the time at which the Internet and telephone voting facilities close; or
•	voting in person at the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank, or other nominee to change your vote. The change must be made by the broker, bank, or other nominee before your proxy is voted at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, bank or other nominee, you will need to obtain proof of ownership as of April 16, 2014 and a proxy to vote the shares from such broker, bank or other nominee.

Solicitation of Proxies	In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election	All votes at the Annual Meeting will be counted by Broadridge Investor Communication Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials	Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2013), we encourage you to sign up for electronic delivery of the Notice using the instructions described above.

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors	The Board of Directors currently consists of 12 members. Thomas W. Horton has served as our Chairman of the Board of Directors since November 2011. In connection with the Merger, our Bylaws were amended to provide that, effective as of the day before our 2014 Annual Meeting, Mr. Horton will cease to be a member of the Board of Directors, Mr. Parker will succeed Mr. Horton as Chairman of the Board of Directors and the number of directors comprising the full Board of Directors will be reduced to 11.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the following 11 director candidates. Each nominee is currently a director of AAG.

If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), or allow any vacancies to remain open until a suitable candidate or candidates are located.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect the following directors of AAG for a one-year term expiring at the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees	Additional information regarding our director nominees, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted) is provided below. There are no family relationships among the directors and executive officers.

On December 9, 2013, American and certain of AMR’s other direct and indirect domestic subsidiaries (the “Debtors”) consummated their reorganization in accordance with the Bankruptcy Plan, principally through the Merger. Pursuant to the Merger Agreement and in accordance with the Bankruptcy Plan, as of the December 9, 2013 effective date of the Merger (“Merger Effective Date”), the board of directors of AAG was reconstituted to be comprised of 12 members: (i) Thomas W. Horton, AMR’s prior Chairman, chief executive officer and president, who currently serves as Chairman of AAG, (ii) W. Douglas Parker, formerly chief executive officer of US Airways, Inc., who serves as chief executive officer of AAG and will serve as Chairman of AAG following the end of Mr. Horton’s term, (iii) two independent directors designated by AMR, Alberto Ibargüen and Ray M. Robinson, (iv) three independent directors designated by US Airways Group, Matthew J. Hart, Richard C. Kraemer, and Denise M. O’Leary, and (v) five independent directors, James F. Albaugh, Jeffrey D. Benjamin, John T. Cahill (lead independent director), Michael J. Embler, and Richard P. Schifter, who were designated by a search committee consisting of representatives of the Official Committee of Unsecured Creditors of the Debtors (the “Creditors Committee”) and certain representatives of creditors signatory to support agreements with AMR.

The 11 director nominees are listed below.

Director Nominees (Committee Service)	Principal Occupation, Business Experience, Other Directorships Held and Age

James F. Albaugh (Compensation Committee)

Mr. Albaugh has been a member of the AAG Board of Directors since December 2013. He has been a senior advisor to The Blackstone Group L.P. since December 2012. He was President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes business unit from September 2009 through June 2012. Prior to holding that position, Mr. Albaugh was President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including President and Chief Executive of Space and Communications and President of Space Transportation. Mr. Albaugh was a member of Boeing’s Executive Council from 1998 through 2012. Mr. Albaugh is a member of the board of directors of TRW Automotive Holdings Corp., a public company that is a global supplier of automotive components. He is also the President of the American Institute of Aeronautics and Astronautics, a fellow of the Royal Aeronautical Society, an elected member of the International Academy of Aeronautics and the National Academy of Engineering, a member of the board of directors of the Congressional Medal of Honor Foundation, a member of the board of governors of the Wings Club, a member of the board of trustees of Willamette University and a member of the board of visitors of Columbia Engineering School. Mr. Albaugh served on the boards of directors of the Aerospace Industries Association from 2007 to 2012 and the Smithsonian National Air and Space Museum from 2006 to 2011. Age 63.

Mr. Albaugh’s experience in the airplane and airline industry, including experience with complex systems, contracts and governmental oversight, as well as his accounting and financial literacy and public company board and corporate governance experience, make him qualified to serve as a member of AAG’s Board of Directors.

Jeffrey D. Benjamin (Compensation Committee)

Mr. Benjamin has been a member of the AAG Board of Directors since December 2013. He has been a senior advisor to Cyrus Capital Partners, L.P., a registered investment adviser, since 2008. He also serves as a consultant to Apollo Management, L.P., a private investment fund, and from 2002 to 2008 served as senior advisor to Apollo Management. Mr. Benjamin serves on the boards of directors of Caesars Entertainment Corp., a casino-entertainment company, and Chemtura Corporation, a specialty chemical developer and manufacturer, both of which are public companies. He is also Chairman of the boards of directors of Exco Resources, Inc., an oil and natural gas company, and A-Mark Precious Metals, Inc., a full-service precious metals trading company and official distributor for many government mints throughout the world, both of which are public companies. He previously served on the boards of directors of Virgin Media Inc. from 2003 to 2010 and Spectrum Group International, Inc. from 2009 to 2014. Age 52.

Mr. Benjamin’s experience in the investment industry, as a senior consultant and extensive experience serving on the boards of directors of public and private companies make him qualified to serve as a member of AAG’s Board of Directors.

John T. Cahill (Audit and Corporate Governance and Nominating Committees)	Mr. Cahill has been a member and the Lead Independent Director of the AAG Board of Directors since December 2013. He has served as Non-Executive Chairman of Kraft Foods Group, Inc., a food and beverage company, since March 2014. Prior to that, he served as Executive Chairman of Kraft Foods Group from October 2012 until March 2014. He joined Kraft Foods, Inc., the former parent of Kraft Foods Group, in January 2012 as Executive Chairman, North American Grocery, and served in that capacity until October 2012. Prior to that, he served as an industrial partner at Ripplewood Holdings

LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill also served as Chief Financial Officer and head of International Operations of The Pepsi Bottling Group, Inc. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. Mr. Cahill currently serves as a member of the board of directors of Colgate-Palmolive Company, a consumer products company, and as a director of Legg Mason, Inc., an investment management firm, both of which are public companies. Mr. Cahill has also served on the board of directors of Frontier Holdings, Inc., the parent of Frontier Airlines. Age 56.

Mr. Cahill’s leadership and operations experience in management roles at global public companies, as well as his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as a member of AAG’s Board of Directors.

Michael J. Embler (Audit Committee)

Mr. Embler has been a member of the AAG Board of Directors since December 2013. He served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc., from 2005 to 2009. Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer, served as head of its Distressed Investment Group. From 1992 until 2001, he worked at Nomura Holding America Inc., an investment bank, in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura’s proprietary distressed debt/special situations group. Mr. Embler currently serves on the boards of directors of CIT Group Inc., a provider of financing and leasing capital and NMI Holdings, Inc., a mortgage insurance provider, both of which are public companies. He also serves on the board of trustees of The Corlears School, a non-profit institution. Mr. Embler also served on the boards of directors of Abovenet Inc. from 2003 to 2012, Kindred Healthcare Inc. from 2001 to 2008 and Dynegy Inc. from 2011 to 2012. Age 50.

Mr. Embler’s experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor and service as a director make him qualified to serve as a member of AAG’s Board of Directors.

Matthew J. Hart (Chairman of the Audit Committee)	Mr. Hart has been a member of the AAG Board of Directors since December 2013. He was President and Chief Operating Officer of Hilton Hotels Corporation, a hotel developer and operator, from 2004 until the acquisition of Hilton by a private equity firm in 2007. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company, a worldwide entertainment company, from 1995 to 1996, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp., a hotel owner, from 1993 to 1995. He serves on the boards of directors of Great American Group, Inc., an asset disposition, valuation and appraisal service company, Air Lease Corporation, a public aircraft leasing company, and American Homes 4 Rent, a real estate investment trust that is a public company. He is also a member of the board of directors of Heal the Bay, a non-profit organization. Mr. Hart previously served on the board of directors of Kilroy Realty Corporation from 1997 to 2008. Mr. Hart served on the boards of directors of America West Holdings Corporation (“America West”) and America West Airlines, Inc. (“AWA”) from 2004 to 2005, and the boards of directors of US Airways Group and US Airways from 2006 until the Merger in December 2013. Age 62.

Mr. Hart’s financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large public companies, including companies in the travel industry, mergers and acquisitions experience, service as a public company director and airline experience make him qualified to serve as a member of AAG’s Board of Directors.

Alberto Ibargüen (Audit and Compensation Committees)

Mr. Ibargüen has been a member of the AMR board of directors since January 2008 and remained a member of the Board of Directors following the Merger. He has served as President and Chief Executive Officer of the John S. and James L. Knight Foundation since July 2005. Prior to that, Mr. Ibargüen served as Chairman of Miami Herald Publishing Co. from 1998 to 2005, a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He serves on the boards of directors of PepsiCo, Inc., a food and beverage company, and AOL, Inc., a media and technology company, both of which are public companies. He previously served as a director of NCL Corporation Ltd. and on the advisory committee of the Public Company Accounting Oversight Board. He is also a former Chairman of the board of directors of several major non-profit organizations, including the Public Broadcasting Service (PBS), Newseum in Washington, D.C., and the World Wide Web Foundation, founded by Sir Tim Berners-Lee, the inventor of the world wide web, in Switzerland. Age 70.

Mr. Ibargüen’s media and financial expertise, food and beverage products and philanthropic experience, his executive leadership experience, and his extensive experience serving as a director and member of board committees make him qualified to serve as a member of AAG’s Board of Directors.

Richard C. Kraemer (Chairman of the Compensation Committee)

Mr. Kraemer has been a member of the AAG Board of Directors since December 2013. He has been President of Chartwell Capital, Inc., a private investment company, since 2009. Mr. Kraemer also serves as a member of the board of directors of Knight Transportation, Inc., a public company that is a provider of multiple full truckload transportation and logistics services. Mr. Kraemer served on the board of directors of US Airways Group and US Airways from 2005 until the Merger in December 2013. Mr. Kraemer served as a director of America West and AWA from 1992 to 2007. Age 70.

Mr. Kraemer’s financial expertise, corporate governance, human resources and labor relations expertise, experience in developing strategy for and managing a large public company, success as an investor, and airline experience make him qualified to serve as a member of AAG’s Board of Directors.

Denise M. O’Leary (Corporate Governance and Nominating Committee)

Ms. O’Leary has been a member of the AAG Board of Directors since December 2013. She has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an associate and then as a general partner. She serves as a director of Medtronic, Inc., a medical technology company and Calpine Corporation, a wholesale power producer, both of which are public companies. Additionally, she serves on the boards of directors of the University of Colorado Hospital Authority and the Denver Foundation and is a member of the boards of trustees of the Bonfils-Stanton Foundation and the University of Denver. Ms. O’Leary served as a director of America West and AWA from 1998 to 2005, US Airways Group and US Airways from 2005 until the Merger in December 2013, the Lucile Packard Children’s Hospital from 1997 to 2012 and Stanford Hospital & Clinics from 1994 to 2012. Age 56.

Ms. O’Leary’s financial expertise, her experience in the oversight of risk management, human resources expertise, extensive service as a public company director, success as an investor and airline industry expertise make her qualified to serve as a member of AAG’s Board of Directors.

W. Douglas Parker

Mr. Parker has served as Chief Executive Officer of AAG and American, and a member of the AAG and American boards of directors since December 2013. In accordance with our Bylaws, Mr. Parker will succeed Mr. Horton as Chairman of AAG’s Board of Directors effective as of the day before our Annual Meeting. Mr. Parker has served as Chief Executive Officer of US Airways Group since 2005 and remained in that role following the closing of the Merger. Mr. Parker also served as Chairman of the board of directors of US Airways Group and US Airways and Chief Executive Officer of US Airways from 2005 to December 2013. Mr. Parker was President of US Airways Group and US Airways from 2005 to 2006. Mr. Parker served as Chairman of the board of directors and Chief Executive Officer of America West and AWA from 2001 to 2007 and served as a director of America West and AWA from 1999 to 2007. Mr. Parker joined AWA as Senior Vice President and Chief Financial Officer in 1995. He was elected President of AWA in 2000 and Chief Operating Officer of AWA in 2000. Mr. Parker served on the board of directors of Pinnacle West Capital Corporation from 2007 to 2012 and Valley of the Sun United Way from 2007 to 2012. Age 52.

Mr. Parker’s financial, airline, marketing, human resources and labor relations experience, as well as his 25 years of experience in the airline industry, 18 years of experience as a senior airline executive, more than ten years of experience as the Chairman and Chief Executive Officer of US Airways Group, mergers and acquisitions experience, and experience as a public company director make him qualified to serve as a member of AAG’s Board of Directors.

Ray M. Robinson (Chairman of the Corporate Governance and Nominating Committee)

Mr. Robinson has been a member of the AMR board of directors since July 2005 and remained a member of the Board of Directors following the Merger. He started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is non-executive Chairman of the board of directors of Aaron’s, Inc., a specialty retailer of consumer electronics, computers, residential furniture, household appliances and accessories, Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, and Avnet, Inc., a distributor of electronic components, enterprise computer and storage products, information technology services and embedded subsystems, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Trust Bank of Atlanta, Georgia, the largest African American-owned bank in the Southeastern U.S. and the nation’s second largest. He previously served as a director of RailAmerica Inc. from 2010 to 2012. He has been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003. Age 66.

Mr. Robinson’s extensive technology, banking, communications, strategic, and executive leadership experience, as well as his experience serving as a director make him qualified to serve as a member of AAG’s Board of Directors.

Richard P. Schifter (Corporate Governance and Nominating Committee)	Mr. Schifter has been a member of the AAG Board of Directors since December 2013. He has been a senior advisor at TPG Capital, L.P., a private investment firm, since 2013. He was a partner at TPG Capital, L.P. from 1994 to 2013. Prior to joining TPG Capital, L.P., Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring and represented Air Partners in connection with the acquisition of Continental Airlines in 1993. Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter is a member of the boards of directors of EverBank Financial Corp., a public company bank holding company, American Beacon Advisors, Inc., an investment management company, Direct General Corporation, a non-standard auto insurance company, LPL Financial Holdings, Inc., a public company that is a broker-dealer, custodian for registered investment advisors and consultant to retirement plans, and ProSight Specialty Insurance Holdings, Inc., a property and casualty insurance company. Mr. Schifter has also served on the boards of directors of US Airways Group from 2005 to 2006, America West from 1994 to 2005, Ryanair, PLC, from 1996 to 2003, Midwest Airlines, Inc. from 2007 to 2009 and Republic Airways Holdings Inc. from 2009 to 2013. Mr. Schifter is also a member of the board of overseers of the University of Pennsylvania Law School and a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Age 61.

Mr. Schifter’s experience with airline management, as well as his financial and legal experience and public company board of directors and corporate governance experience make him qualified to serve as a member of AAG’s Board of Directors.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	The AAG Board of Directors has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and directed that KPMG’s appointment be submitted to AAG’s stockholders for ratification at the Annual Meeting.

Prior to the closing of the Merger and continuing through the completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Reports on Form 10-K for AAG, American, US Airways Group and US Airways on February 28, 2014, Ernst & Young LLP (“E&Y”) was engaged as the principal accountant to audit the financial statements of AAG and American (AAG and American are referred to below together as the “American Entities”), and KPMG was engaged as the principal accountant to audit the financial statements of US Airways Group and US Airways.

Subsequent to the closing of the Merger, the Audit Committee of AAG’s Board of Directors (the “Audit Committee”) conducted a process to select a single registered accounting firm to conduct the audit of AAG and its subsidiaries, including US Airways Group and US Airways, commencing with the fiscal year ending December 31, 2014. On February 25, 2014, the Audit Committee approved the dismissal of E&Y and the appointment of KPMG to act as the registered accounting firm of AAG and its subsidiaries commencing with the fiscal year ending December 31, 2014. On February 28, 2014, AAG advised E&Y of AAG’s determination that E&Y would be dismissed effective as of the date of E&Y’s completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Report on Form 10-K of AAG. Also promptly after the Audit Committee made its determination, AAG engaged KPMG as its new independent registered public accounting firm to perform audit services beginning with the fiscal year ending December 31, 2014.

The reports of E&Y on the American Entities’ financial statements as of and for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for E&Y’s report on AAG’s financial statements stating that E&Y did not audit the financial statements of US Airways Group as of December 31, 2013 and for the period from December 9, 2013 through December 31, 2013. The reports of E&Y on the American Entities’ financial statements as of and for the year ended December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles except for an explanatory paragraph stating that the accompanying consolidated financial statements were prepared assuming that AMR and American would continue as going concerns.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, and the American Entities’ fiscal year ended December 31, 2012, there were no: (i) disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its report; or (ii) reportable events of the kind defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on March 3, 2014, as subsequently amended on March 7, 2014. We provided a copy of such reports to E&Y and requested that E&Y furnish a letter addressed to the SEC stating whether it agreed with the statements made by us in such reports, and if not, stating the respects in which it did not agree. We received the requested letters from E&Y, and copies of such letters were filed as exhibits to the reports.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, and the American Entities’ fiscal year ended December 31, 2012, neither AAG and its subsidiaries nor the American Entities, respectively, consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on AAG and its subsidiaries or the American Entities’ financial statements, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by AAG and its subsidiaries or the American Entities in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

The AAG Board of Directors has directed that KPMG’s appointment for the fiscal year ending December 31, 2014 be submitted to AAG’s stockholders for ratification at the Annual Meeting. AAG’s Audit Committee considers KPMG to be well qualified. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

Representatives of KPMG are expected to be present at the Annual Meeting. Each such representative will have an opportunity to make a statement if he or she desires to do so, and the representatives are also expected to be available to respond to appropriate questions from stockholders. Representatives of E&Y are not expected to be present at the Annual Meeting.

The Audit Committee of the Board of Directors of AAG and the AAG Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Independent Registered Public Accounting Firm Fees	The following table presents fees for professional services rendered by E&Y for the audits of the financial statements of AAG and its subsidiaries other than US Airways Group and US Airways as of and for the fiscal years ended December 31, 2013 and 2012, as well as fees for other services rendered to AAG by E&Y during these periods.

	Fiscal 2013	Fiscal 2012
Audit Fees	$4,694,000	$3,939,000
Audit-Related Fees	1,270,000	1,219,000
Tax Fees	206,000	77,000
All Other Fees	–	–

Total	$6,170,000	$5,235,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in the AAG Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”)), quarterly reviews of the financial statements included in AAG’s quarterly reports on Form 10-Q and services rendered in connection with SEC filings.

“Audit-Related Fees” are for statutory audits, benefit plan audits, significant auditing work on transactions and consultations concerning financial accounting and reporting standards.

“Tax Fees” are tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to (i) federal, state, and international tax compliance; (ii) assistance with tax audits and appeals; (iii) expatriate tax services; (iv) assistance related to the impact of mergers and acquisitions, and divestitures on tax return preparation; and (v) miscellaneous tax consulting.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2013 and 2012.

Policy on Audit Committee Pre-Approval	The Audit Committee of the AAG Board of Directors is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. AAG’s Audit Committee pre-approves all audit and permissible non-audit services provided by AAG’s independent registered public accounting firm, including audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to its Chairman. Under this delegation, the Chairman must report any pre-approval decision by him to the Audit Committee at its next meeting following such approval.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Advisory Vote to Approve Executive Compensation	Section 14A of the Securities Exchange Act of 1934, as amended, allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee (“Compensation Committee”) and the Board of Directors believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also align employee contributions with corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives.

Highlights of our compensation program include:

•	a commitment to pay-for-performance with a substantial portion of each named executive officer’s compensation being “at risk” and aligned with stockholder interests. A significant portion of our executives’ compensation is variable, at risk, and tied directly to measurable performance. Consistent with this focus, the largest portion of the executives’ compensation is in the form of performance-based annual cash and long-term equity incentives;
•	a compensation package that focuses on both short and long-term goals, encouraging executives to focus on the success of AAG both during the immediate fiscal year and for the future;
•	consistent with our focus on maintaining a cost advantage over our principal competitors, 2013 regular compensation for our continuing executive officers (which excludes a one-time retention restricted stock unit (“RSU”) award granted in connection with the Merger) was targeted below that of the other large network airlines. Our Chief Executive Officer’s 2014 total target direct compensation has been set at a level significantly below his peers at Delta Air Lines, Inc. (“Delta”) and United Continental Holdings, Inc. (“United”);
•	a continued commitment to good compensation governance practices where compensation packages are consistent with market practice and are reasonable in light of our and each individual officer’s performance, as well as good disclosure practices; and
•	clawback provisions for all incentive compensation paid to the named executive officers and stock ownership guidelines that further align our named executive officers’ long-term interests with those of our stockholders.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 38.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion, and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee, or the Board of Directors. The Board of Directors and Compensation Committee do, however, value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

AAG’s Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2015 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of AAG Common Stock as of April 16, 2014, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 62 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except as otherwise noted.

AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership	Percent of Class
W. Douglas Parker	514,990(2)	*
Chief Executive Officer
J. Scott Kirby	145,977(3)	*
President
Elise R. Eberwein	98,925(4)	*
Executive Vice President—People and Communications
Robert D. Isom, Jr.	115,008(5)	*
Chief Operating Officer
Stephen L. Johnson	95,227(6)	*
Executive Vice President—Corporate Affairs
Derek J. Kerr	102,861(7)	*
Executive Vice President and Chief Financial Officer
James F. Albaugh	0(8)	*
Director
Jeffrey D. Benjamin	0(9)	*
Director
John T. Cahill	25,000(10)	*
Director
Michael J. Embler	0(11)	*
Director
Matthew J. Hart	58,949(12)	*
Vice Chairman and Director
Thomas W. Horton	381,529(13)	*
Director; formerly Chief Executive Officer
Alberto Ibargüen	26,414(14)	*
Director
Richard C. Kraemer	88,358(15)	*
Director
Denise M. O’Leary	73,061(16)	*
Director
Ray M. Robinson	25,879(17)	*
Director
Richard P. Schifter	0(18)	*
Director
Isabella D. Goren	13,284(19)	*
formerly Senior Vice President and Chief Financial Officer
Daniel P. Garton	0	*
formerly Executive Vice President
James B. Ream	0	*
formerly Senior Vice President of Operations
All directors and executive officers as a group (17 persons)	1,752,178(20)	*

*	Represents less than 1% of the outstanding shares of AAG Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of AAG Common Stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 16, 2014 and RSUs that vest within 60 days of April 16, 2014. Pursuant to SEC rules and regulations, all shares not currently outstanding which are subject to stock options exercisable within 60 days of April 16, 2014 and RSUs that vest within 60 days of April 16, 2014, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of AAG Common Stock that may be issued upon the exercise of stock appreciation rights (“SARs”), whether or not they are exercisable within 60 days of April 16, 2014. The number of shares that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above, because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise.

(2)	Includes 458,865 shares held directly and 56,125 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 799,375 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 120,000 SARs at an exercise price of $38.44; (b) 90,000 SARs at an exercise price of $45.01; (c) 196,820 SARs at an exercise price of $8.84; (d) 275,000 SARs at an exercise price of $6.70; (e) 849,000 SARs at an exercise price of $3.10; (f) 231,060 SARs at an exercise price of $7.42; (g) 240,536 SARs at an exercise price of $8.14; and (h) 196,499 SARs at an exercise price of $7.62.

(3)	Includes 106,685 shares held directly and 39,292 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 568,527 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 82,500 SARs at an exercise price of $19.30; (b) 18,000 SARs at an exercise price of $38.44; (c) 37,500 SARs at an exercise price of $46.11; (d) 31,500 SARs at an exercise price of $45.01; (e) 70,881 SARs at an exercise price of $8.84; (f) 56,131 SARs at an exercise price of $8.14; and (g) 137,564 SARs at an exercise price of $7.62.

(4)	Includes 76,592 shares held directly and 22,333 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 337,295 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 12,500 SARs at an exercise price of $38.44; (b) 12,500 SARs at an exercise price of $45.01; (c) 31,905 SARs at an exercise price of $8.14; and (d) 39,095 SARs at an exercise price of $7.62.

(5)	Includes 92,675 shares held directly and 22,333 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 382,054 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 70,000 SARs at an exercise price of $31.14; (b) 101,630 SARs at an exercise price of $8.84; (c) 95,714 SARs at an exercise price of $8.14; and (d) 78,191 SARs at an exercise price of $7.62.

(6)	Includes 72,894 shares held directly and 22,333 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 337,295 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 75,000 SARs at an exercise price of $3.10; (b) 95,714 SARs at an exercise price of $8.14; and (c) 78,191 SARs at an exercise price of $7.62.

(7)	Includes 80,528 shares held directly and 22,333 shares underlying unvested RSUs that vest within 60 days of April 16, 2014. Excludes 337,295 unvested RSUs that will not vest within 60 days of April 16, 2014. Excludes the following vested SARs plus SARs that vest within 60 days of April 16, 2014: (a) 12,500 SARs at an exercise price of $38.44; (b) 12,500 SARs at an exercise price of $45.01; (c) 95,714 SARs at an exercise price of $8.14; and (d) 78,191 SARs at an exercise price of $7.62.

(8)	Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(9)	Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(10)	Includes 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(11)	Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(12)	Includes 48,493 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children and 7,906 shares underlying stock options. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(13)	Includes 381,529 shares held directly.

(14)	Includes 26,414 shares held directly. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(15)	Includes 69,983 shares held directly, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments and 12,375 shares underlying stock options. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(16)	Includes 60,686 shares held directly and 12,375 shares underlying stock options. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(17)	Includes 25,879 shares held directly. Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(18)	Excludes 4,487 unvested RSUs that will not vest within 60 days of April 16, 2014.

(19)	Includes 13,284 shares held directly.

(20)	Includes 1,501,223 shares held directly, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 2,550 shares held indirectly for the benefit of a director’s children, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 32,656 shares underlying stock options and 184,749 shares underlying unvested RSUs that vest within 60 days of April 16, 2014, held by our executive officers and directors as a group. Excludes 2,806,711 shares underlying unvested RSUs that will not vest within 60 days of April 16, 2014 and excludes 3,522,336 vested SARs, including SARs that vest within 60 days of April 16, 2014.

The following table sets forth information regarding the beneficial ownership of AAG Common Stock as of April 16, 2014 for each person known to us to be the beneficial owner of more than 5% of outstanding AAG Common Stock.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	50,544,721(1)	7.0%

(1)	The amount shown and the following information are derived solely from the Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), reporting beneficial ownership as of March 31, 2014. According to the Schedule 13G, Price Associates has sole voting power with respect to 16,151,137 shares and sole dispositive power with respect to 50,544,721 shares.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	AAG’s Board of Directors has adopted Corporate Governance Guidelines (the “Governance Guidelines”) to facilitate AAG’s mission and to establish general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines were adopted by the Board of Directors on December 9, 2013 and will be reviewed periodically by the Corporate Governance and Nominating Committee. The full text of the Governance Guidelines is posted on AAG’s website at www.aa.com.

Director Independence	The Governance Guidelines adopted by AAG contain standards for determining director independence that meet or exceed the existing listing standards adopted by the SEC and the NASDAQ Stock Market (“NASDAQ”). The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director;
•	is not, and has not at any time during the past three years been, employed by the Company;
•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board of Directors or Committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•	is not, and does not have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities, and (B) payments under non-discretionary charitable contribution matching programs;
•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;
•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and
•	satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

The Governance Guidelines adopted by AAG also state that the Board of Directors will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions AAG makes to organizations with which a director is affiliated, and any consulting arrangement between AAG and a director. The Corporate Governance and Nominating Committee reports annually to the full Board of Directors on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Corporate Governance and Nominating Committee’s review in April 2014, the Board of Directors affirmatively determined that all of AAG’s directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, AAG’s Chief Executive Officer, and Mr. Horton. In determining Mr. Embler’s independence, the Board of Directors considered that he is an independent outside director of CIT Corp., a diversified financial services firm that has in the past provided financing of flight equipment presently in our fleet, but concluded that relationship did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director. In determining Mr. Schifter’s independence, the Board of Directors considered that he is a senior advisor to TPG Capital, an investment fund that has investments in several entities with which we do business, including Sabre (reservation system services), American Beacon (investment services) and Avaya (telecommunications services), but concluded that those relationships did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director.

All of the members of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards.

Board Meetings	The Board of Directors conducts its business through meetings of the full Board of Directors and through Committees of the Board of Directors. The Board of Directors regularly meets with only independent directors of the Board of Directors present. During 2013, AAG’s Board of Directors held 20 meetings, 12 of which comprised only independent directors. In 2013, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director and of the Board Committees on which he or she served.

Committees	The Board of Directors currently has three standing Committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

The Audit Committee currently is comprised of four non-employee directors, Messrs. Hart (chair), Cahill, Embler and Ibargüen. In 2013, the Audit Committee met five times. The Audit Committee oversees AAG’s internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of its independent auditors, the scope of annual audits, fees to be paid to its independent auditors, and the performance of its independent auditors. AAG’s Audit Committee is also responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with Company policies. A copy of the charter of the Audit Committee is available on AAG’s website at www.aa.com.

The Audit Committee meets applicable NASDAQ composition requirements, including the requirements dealing with financial literacy and financial sophistication. Each Audit Committee member is considered independent under the rules and regulations of the SEC and NASDAQ, and the Governance Guidelines, and has been determined to be financially literate. The Board of Directors has concluded that Messrs. Hart, Embler, Cahill and Ibargüen qualify as audit committee financial experts under SEC rules and regulations and have the financial management expertise required by NASDAQ listing standards.

The Compensation Committee currently is comprised of four non-employee directors, Messrs. Kraemer (chair), Albaugh, Benjamin and Ibargüen. The Compensation Committee met four times in 2013 prior to and following the Merger. The Compensation Committee evaluates the performance of AAG’s Chief Executive Officer and approves the compensation and other terms of employment of the Chief Executive Officer. The Compensation Committee evaluates the compensation and other terms of employment of the other executive officers as well as other members of senior management, as appropriate. The Compensation Committee also administers the AAG 2013 Incentive Award Plan (the “AAG 2013 IAP”) and other employee benefit plans and may delegate this authority under certain circumstances described below and in the charter of the Compensation Committee. The Compensation Committee is also responsible for, among other things, oversight of AAG’s compensation risk management, succession planning and workforce diversity and may review compensation-related stockholder proposals. A copy of the charter of the Compensation Committee is available on AAG’s website at www.aa.com.

AAG’s Board of Directors has determined that all members of the Compensation Committee are independent within the meaning of applicable NASDAQ listing standards and AAG’s Governance Guidelines, are “non-employee directors” as defined by Rule 16b-3 under the Exchange Act, and are “outside directors” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended and related regulations (the “Code”).

Compensation Committee Process for Executive Compensation

AAG’s Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve AAG’s overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of AAG’s Chief Executive Officer and for evaluating his performance. The Compensation Committee is also responsible for reviewing the compensation and other terms of employment of AAG’s other executive officers. The Compensation Committee periodically reviews and assesses the performance of AAG’s executive officers, with input from individual members of senior management and the Board of Directors. The Compensation Committee administers AAG’s incentive plans, approves awards under those plans, reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans, determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans, and makes recommendations to the Board of Directors regarding changes to AAG’s executive compensation and benefit plans. The Compensation Committee may delegate all or a portion of its authority to administer the Company’s incentive and benefits plans to a sub-committee, to another committee of the Board of Directors or one or more executive officers of the Company, provided that any such delegation does not include the authority to make stock incentive grants to any executive officer.

Each year, the Compensation Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates AAG’s executive officers’ individual performance and approves the Compensation Committee’s report for AAG’s Proxy Statement. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices, and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion, or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at a meeting of a subcommittee to which certain authority to grant equity awards has been delegated or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year, as needed or appropriate, the Compensation Committee considers merit increases in base salaries for executive officers, and approves compensation for internal promotions and new hires of officers. The Compensation Committee also monitors and evaluates AAG’s benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Compensation Committee generally receives information from AAG’s Chief Executive Officer, AAG’s senior-most human resources officer (currently the Executive Vice President—People and Communications) and compensation consultants engaged by the Compensation Committee for its consideration regarding officer compensation. The Compensation Committee has sole authority to retain and terminate any outside advisers, such as compensation consultants and legal counsel, and to determine executive compensation. The Corporate Governance and Nominating Committee periodically reviews the compensation paid to non-employee directors for their service on the Board of Directors and its committees, recommends any changes to the full Board of Directors for its approval and has authority to retain and terminate any outside advisers, such as compensation consultants and legal counsel, to assist in determining director compensation.

Prior to the Merger Effective Date, the compensation committee of AMR directly engaged Meridian Compensation Partners (“Meridian”) to provide advice or recommendations on the amount or form of executive compensation. In connection with the completion of the Merger and thereafter, Towers Watson & Co. (“Towers Watson”) (which previously served as the independent compensation consultant to US Airways Group Board committees) assisted our Compensation Committee in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers, and also assisted our Corporate Governance and Nominating Committee in determining our director compensation. In 2013 prior to the Merger Effective Date, AMR engaged a team at Towers Watson (separate from the team that provided advice to our Compensation and Corporate Governance and Nominating Committees) to advise with respect to employee protection, severance and other compensation programs for the former AMR executive officers in connection with the Bankruptcy Plan and the Merger Agreement. The total annual expense for the executive and director compensation advising services provided to us by Towers Watson during 2013 was approximately $244,000.

Also during 2013, specialized teams at Towers Watson provided AMR, and following the Merger, AAG, with additional services relating to (i) stock administration and the administration and actuarial evaluation of health, welfare and retirement benefit plans previously established by AMR for fees of approximately $2,369,000, (ii) actuarial, funding and compliance services for The American Airlines Master Fixed Benefit Pension Plan Trust, a trust that holds the assets of AAG’s four defined benefit pension plans, for a fee of approximately $555,000, and (iii) a one-time project to terminate a benefit plan in connection with the Chapter 11 Cases for The American Airlines Master Fixed Benefit Pension Plan Trust, for a fee of approximately $2,151,000. The decision to engage Towers Watson for these other services was made, or recommended, by AMR management prior to the closing of the Merger and the time that Towers Watson was engaged by our Compensation Committee and Corporate Governance and

Nominating Committee. Accordingly, neither our Compensation Committee nor our Board of Directors approved these other services.

Our Compensation Committee assessed whether the services provided by Towers Watson raised any conflicts of interest pursuant to applicable SEC and NASDAQ rules and concluded that no such conflicts of interest existed.

Compensation Committee Interlocks and Insider Participation

None of AAG’s executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of AAG’s Board of Directors or Compensation Committee.

The Corporate Governance and Nominating Committee is currently comprised of four non-employee directors, Messrs. Robinson (chair), Cahill and Schifter and Ms. O’Leary. The Corporate Governance and Nominating Committee met once in 2013. The Corporate Governance and Nominating Committee oversees all aspects of AAG’s corporate governance functions on behalf of the Board of Directors, including (i) identifying individuals qualified to become Board of Directors members; (ii) recommending to the Board of Directors the selection of director nominees; (iii) reviewing and assessing AAG’s Governance Guidelines; (iv) taking actions with respect to incumbent directors who fail to receive the required vote for reelection in uncontested elections, including accepting or not accepting previously tendered resignations or requesting that such directors submit resignations; and (v) periodically reviewing and assessing the adequacy and application of AAG’s Governance Guidelines, and recommending any changes deemed appropriate to the Board of Directors for its consideration. The Corporate Governance and Nominating Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical, and regulatory requirements that impact corporate governance. A copy of AAG’s Corporate Governance and Nominating Committee charter is available on AAG’s website at www.aa.com.

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of applicable NASDAQ listing standards and AAG’s Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation

The Corporate Governance and Nominating Committee’s charter gives the Corporate Governance and Nominating Committee the authority and responsibility for reviewing the compensation of AAG’s non-employee directors and making recommendations regarding changes to the full Board of Directors. The Corporate Governance and Nominating Committee periodically reviews director compensation and determines whether adjustments in compensation levels are needed.

The Corporate Governance and Nominating Committee generally receives proposals and information from AAG’s Chief Executive Officer and senior management, outside consultants, and publications in connection with its review of director compensation. The Corporate Governance and Nominating Committee has authority to retain and terminate any outside advisers, such as compensation consultants and legal counsel, and to determine their compensation.

Director Nominees

Each of the 11 current nominees for director recommended for election by the stockholders at the Annual Meeting is a current member of the Board of Directors. The effectiveness of the Board of Directors and the recruitment of directors are overseen by the Corporate

Governance and Nominating Committee. In evaluating candidates for director, the Corporate Governance and Nominating Committee considers the qualifications described below. Based on the Corporate Governance and Nominating Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Corporate Governance and Nominating Committee determined to recommend the 11 directors for election. The Corporate Governance and Nominating Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the Corporate Governance and Nominating Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, are committed to AAG’s success, and have the ability to work effectively with AAG’s Chief Executive Officer and other members of AAG’s Board of Directors. Also, a nominee must possess skills, experience, and expertise appropriate to best serve the long-term financial interests of AAG’s stockholders.

AAG’s Governance Guidelines specify that it is the Board of Directors’ objective that it be composed of individuals who have, among other things, a diversity of skills, expertise, and perspective appropriate for the business and operation of AAG. AAG’s Board of Directors currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The Corporate Governance and Nominating Committee and the Board of Directors believe that AAG’s Board of Directors is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, operations, mergers and acquisitions, the airplane and airline industry, accounting, financial literacy, finance, banking, investment, asset management and restructuring, capital markets, capital management, risk management, legal analysis, customer service, consumer marketing, communications, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Corporate Governance and Nominating Committee periodically evaluates the performance of the Board of Directors and Committees in an effort to facilitate the continuous improvement of the Board of Directors, as well as to assess the specific qualifications, experiences, and perspectives of future director candidates that would be most valuable and have most impact on AAG’s success.

In accordance with applicable NASDAQ listing standards, the Board of Directors confirms that at least a majority of AAG’s Board of Directors is independent in accordance with the NASDAQ definition of independence and that the members of the Board of Directors, as a group, maintain the requisite qualifications under applicable NASDAQ listing standards for service on the Audit, Compensation, and Corporate Governance and Nominating Committees.

Any stockholder wishing to nominate or recommend a director candidate for nomination should submit in writing the candidate’s name, biographical information, business qualifications, and other information required by the Bylaws, to Ray M. Robinson, Chairman of the Corporate Governance and Nominating Committee, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee, if nominated by the Corporate Governance and

Nominating Committee, and to serve as a director, if elected. The Bylaws require that written nominations be received by AAG no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2015 Annual Meeting of Stockholders, notice must be delivered no sooner than February 4, 2015, and no later than March 6, 2015. All qualified submissions will be reviewed by the Corporate Governance and Nominating Committee at the next appropriate meeting. The Corporate Governance and Nominating Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

Board Leadership and Structure	In accordance with the Bylaws and the Merger Agreement, Mr. Horton has served as Chairman of the Board of Directors since the closing of the Merger in December 2013 and will remain in that role until the day prior to the date of the Annual Meeting. We believe that Mr. Horton’s leadership as Chairman of the Board of Directors has allowed the Board of Directors and management to benefit from Mr. Horton’s considerable expertise and familiarity with AMR during the initial transition period between the closing of the Merger and the Annual Meeting.

Following this initial transition period and in accordance with Article XIV of our Bylaws, Mr. Parker, our Chief Executive Officer, will serve as Chairman of the Board of Directors until the election of a new Chairman by the affirmative vote of the Board of Directors, which, prior to the date that is the 18-month anniversary of the closing of the Merger, will require the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full director), which must include at least one director who was designated as a director by US Airways Group pursuant to the Merger Agreement. We believe that combining the roles of Chairman of the Board of Directors and Chief Executive Officer will be the most advantageous leadership structure for our Company after this initial transition period and as provided in our Bylaws and will also strike an appropriate balance between effective and efficient Company leadership and oversight by non-management directors.

Mr. Parker brings to the Company a unique combination of financial, airline, marketing, human resources and labor relations expertise and leadership skills, as well as 25 years of experience in the airline industry, 18 years of experience as a senior airline executive, more than ten years of experience as the Chairman and Chief Executive Officer of US Airways Group and its predecessor, mergers and acquisitions experience, and prior service as a director of another large public company. In his position as Chief Executive Officer, Mr. Parker has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board of Directors, he will set the strategic priorities for the Board of Directors, preside over its meetings and communicates its recommendations, decisions and guidance to the other members of senior management. The Board of Directors believes that the combination of these two roles with Mr. Parker will provide consistent communication and coordination throughout the organization, an effective and efficient implementation of corporate strategy, and is important in unifying the Company’s employees behind a single vision.

In addition, Mr. Cahill serves as our Lead Independent Director. Mr. Cahill’s responsibilities include establishing agendas for meetings of the independent directors of the Board of Directors; presiding over meetings of the independent directors of the Board of Directors or meetings from which the Chairman of the Board of Directors is absent; with the Chairman of the Board of Directors, establishing the agenda for regular Board meetings; coordinating the activities of the other independent directors;

communicating with Mr. Parker following executive sessions as necessary; along with the Chairman of the Board of Directors and the Chief Executive Officer, communicating with the Board members in advance of any Board member accepting an invitation to serve on another board of directors; under certain circumstances, determining whether to accept or reject any tendered resignation of a Director who does not receive the affirmative vote of a majority of the votes cast at stockholder meeting at which directors are elected, or whether other action should be taken; and performing such other duties as may be established or delegated by the Board of Directors.

The Board of Directors believes this leadership structure is in the best interests of the Company and its stockholders and is appropriately balanced by the independence of all of our director nominees other than Mr. Parker, each of whom has significant experience in leadership roles at public companies and other large, complex organizations; the three principal Committees of the Board of Directors, each of which is chaired by an independent director; and the role of Mr. Cahill as our Lead Independent Director.

Board Self-Evaluation	Our Corporate Governance Guidelines and Corporate Governance and Nominating Committee charter provide that the Corporate Governance and Nominating Committee will conduct an annual assessment of the performance of the Board of Directors, including the Committees, and provide the results to the full Board of Directors for discussion. The purpose of the review is to increase the effectiveness of AAG’s Board of Directors as a whole and of each of the Committees. The assessment will include evaluation of the Board of Directors and each Committee’s contribution as a whole, specific areas in which the Board of Directors, the applicable Committee, and/or management believe better contributions could be made, and overall Board of Directors and Committee composition and makeup.

Codes of Ethics	Our employees, including AAG’s principal executive officer and its principal financial and accounting officer, and our directors are governed by one of three codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct AAG’s business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on AAG’s website at www.aa.com under the links “Corporate Information”—“Corporate Governance.” AAG will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to its corporate secretary. AAG intends to post amendments to or waivers from the Codes of Ethics as required by applicable SEC and NASDAQ rules at this location on its website. As part of the continuing integration of American and US Airways and the other subsidiaries of AAG, AAG is preparing a new code of business conduct and ethics, which will apply to all employees of AAG’s wholly-owned subsidiaries, including American and US Airways.

Board Role in Risk Oversight

AAG’s Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks AAG faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for AAG. Management is responsible for establishing AAG’s business strategy, identifying and assessing the related risks, and establishing appropriate risk management practices. AAG’s Board of Directors, either directly or through one or more of its Committees, reviews AAG’s business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for AAG. AAG has not established a separate risk committee because AAG’s Board of Directors believes that the most significant risks faced by AAG (e.g., general economic conditions, fuel prices, and the industry competitive environment) are most properly addressed by the full Board of Directors or an appropriate Committee. For example, our strategic, financial and operations risks are frequently reviewed by the full Board of Directors. The Board of Directors’ standing Committees also consider the risks within their area of responsibility. We believe that this division of risk oversight makes certain that oversight of each type of risk falls to the particular directors most qualified to oversee it. It also promotes Board efficiency as the Committees select the most important risk-related issues for full Board consideration.

The Board of Directors directly oversees the management of several important risks faced by AAG, including risks associated with safety, the day-to-day operation of the airline and the interruption of airline service, revenue production, AAG’s information technology systems, political developments and industry regulation, environmental compliance, and labor issues and costs. The Board of Directors also oversees financial, liquidity and fuel price risk by working with AAG’s finance and treasury functions to evaluate elements of financial risk and advise on financial strategy, capital structure, long-term liquidity needs, and the implementation of risk mitigation strategies.

AAG’s Audit Committee oversees the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls and the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the financial statements. The Audit Committee meets regularly with AAG’s internal auditors, independent auditors, Chief Financial Officer, Vice President and Controller and legal advisers. The Audit Committee receives regular risk and internal controls assessment reports from AAG’s independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

AAG’s Corporate Governance and Nominating Committee oversees governance related risks by working with AAG’s Chief Executive Officer, Executive Vice President—Corporate Affairs, and outside counsel to establish corporate governance guidelines applicable to AAG, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure, and membership on Committees.

AAG’s Compensation Committee oversees risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage a level of risk-taking behavior consistent with AAG’s business strategy as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with AAG’s Chief Executive Officer and Executive Vice President—People and Communications to oversee risks associated with the retention of AAG’s most senior executives.

Risk Assessment with Respect to Compensation Practices	AAG’s management and the Compensation Committee have reviewed AAG’s compensation policies and practices for AAG’s employees as they relate to AAG’s risk management and, based upon these reviews, AAG believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on AAG in the future. AAG’s basis for this conclusion includes that AAG’s compensation programs, and especially its executive compensation programs, are designed to include the following features:

•	Compensation payments are subject to maximums or guidelines as contrasted with purely discretionary pay-out decisions. While individual awards under AAG’s annual cash incentive program are allocated based on pre-established individual objectives, they are subject to maximums. In addition, awards for our executive officers are tied strictly to pre-established financial objectives.
•	Cash incentive and equity compensation plans contain defined, overlapping, and concurrent performance or time based vesting periods which are intended to extend the measurement of pre-defined goals or time periods to incentivize long-term results versus short-term results. AAG’s incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across AAG, including financial, strategic, and the achievement of individual goals. In addition, the goals established in AAG’s executive compensation programs are not subject to mid-period adjustment.
•	Incentive compensation payments or awards are made at a reasonable period after the end of the performance period.
•	Actual AAG performance results are reviewed and verified by a variety of departments (including finance, human resources, internal audit, and legal) and are also reviewed by AAG’s external advisers. These results are reported to the Compensation Committee, the Audit Committee and the Board of Directors.
•	AAG has in place a “clawback” policy in accordance with SOX, and plans to amend further that policy to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 upon the SEC’s completion of the rulemaking process required by the statute.
•	AAG has in place meaningful stock ownership guidelines for members of its Board of Directors and for AAG’s named executive officers.
•	AAG has in place a policy that prohibits trading activity in AAG’s stock by our directors, senior officers, managers and other employees of the Company with regular access to material inside information deemed improperly risky, including short-term trading, short sales, trading in publicly traded options, and hedging transactions.
•	There is no individual business unit within AAG that carries a significant portion of AAG’s risk profile or that has compensation that is structured differently than other business units within AAG.

For a discussion of the principles underlying AAG’s compensation policies of its executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 38.

Annual Meeting Attendance	Due to the voluntary cases commenced under chapter 11 of title 11 of the U.S. Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by AMR and certain of its direct and indirect domestic subsidiaries (the “Chapter 11 Cases”), AMR did not hold an Annual Meeting of Stockholders in 2013 or 2012. AAG’s Governance Guidelines provide that each director of AAG is expected to attend AAG’s annual meeting of stockholders, except where unusual circumstances arise.

Director Continuing Education	Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. The Company will reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors will receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board of Directors and Non-Management Directors	The Board of Directors has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board of Directors, a standing Committee of the Board of Directors or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261-9616

Our Vice President and Deputy General Counsel, or someone acting on his behalf, will review the communications with the directors, a standing Committee of the Board of Directors, or an officer, in each case depending on the facts and circumstances outlined in the communication. The Corporate Governance and Nominating Committee also reviews with senior management the nature of the communications and the Company’s responses to them. Any communication relating to a stockholder nominee for a position on the Board of Directors or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the Corporate Governance and Nominating Committee. The Board of Directors has approved this process.

DIRECTOR COMPENSATION

The table below provides information regarding compensation paid to our non-employee directors by AAG (or its predecessor AMR) in 2013. The compensation elements are described in the narrative following the table.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
Thomas W. Horton (f)	51,685	0	0	0	0	51,685
James F. Albaugh	0	0	0	0	0	0
Jeffrey D. Benjamin	0	0	0	0	0	0
John T. Cahill	0	0	0	0	0	0
Michael J. Embler	0	0	0	0	0	0
Matthew J. Hart	0	0	0	0	0	0
Alberto Ibargüen	41,000	0	0	0	6,219	47,219
Richard C. Kraemer	0	0	0	0	0	0
Denise M. O’Leary	0	0	0	0	0	0
Ray M. Robinson	44,000	0	0	0	7,287	51,287
Richard P. Schifter	0	0	0	0	0	0
John W. Bachmann, former director	44,000	0	0	0	34,865	78,865
Stephen M. Bennett, former director	33,000	0	0	0	1,640	34,640
Armando M. Codina, former director	41,000	0	0	85,817	13,013	139,830
Ann M. Korologos, former director	40,000	0	0	9,816	9,547	59,363
Michael A. Miles, former director	37,000	0	0	0	1,452	38,452
Philip J. Purcell, former director	42,000	0	0	0	9,074	51,074
Dr. Judith Rodin, former director	35,000	0	0	0	41,866	76,866
Matthew K. Rose, former director	43,000	0	0	0	16,333	59,333
Roger Staubach, former director	40,000	0	0	0	6,189	46,189

(a)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2013 by AAG (and its predecessor AMR) for service as a director, including annual retainer, Committee, meeting, and lead director fees. Amounts do not capture fees paid by US Airways Group prior to the Merger.

(b)	As a result of the Chapter 11 Cases, AMR did not grant any option or stock awards to its directors in 2013. Amounts do not capture any stock awards granted by US Airways Group to its directors prior to the Merger. Pursuant to the Bankruptcy Plan of AMR and certain of its direct and indirect domestic subsidiaries, the outstanding stock and option awards of AMR were cancelled at the effective time of the Merger. AAG Common Stock was acquired by each former AMR director in connection with such person’s holdings of AMR common stock and vested stock awards of AMR prior to the effective time of the Merger, in accordance with and pursuant to the terms of the Bankruptcy Plan. None of the former AMR directors holds any AAG stock or option awards as of December 31, 2013. In addition, none of the current AAG directors held any unvested AAG stock awards as of December 31, 2013.

(c)	As described above in footnote (b), none of the former AMR directors held any AAG option awards as of December 31, 2013. The table below shows the aggregate number of option awards outstanding at December 31, 2013 by each of the current AAG directors.

Name	Options
Thomas W. Horton	0
James F. Albaugh	0
Jeffrey D. Benjamin	0
John T. Cahill	0
Michael J. Embler	0
Matthew J. Hart	7,906
Alberto Ibargüen	0
Richard C. Kraemer	16,500
Denise M. O’Leary	16,500
Ray M. Robinson	0
Richard P. Schifter	0

(d)	Since Mr. Codina and Mrs. Korologos were elected prior to May 15, 1996, each is entitled to receive a pension benefit of $20,000 per year from the date of retirement until the later of the death of the director or his or her spouse. The present value of their accumulated retirement benefits increased from December 31, 2012 to December 31, 2013 because the assumed retirement age was changed due to the retirement of the former directors. The amounts have not been reduced for the possibility that the benefits will not be paid in full as a result of the Chapter 11 Cases. No other former or present director is entitled to this benefit.

(e)	With respect to the former AMR directors, amounts shown include the dollar value of insurance premiums AAG paid in 2013 for a $50,000 life insurance policy for the benefit of each director. Also shown are tax reimbursements that AAG paid to its directors in 2014 for flight privileges AAG provided them in 2013. In addition, under the terms of the Merger Agreement, upon the closing of the Merger, each non-employee director of AMR became entitled to complimentary flight privileges until the later of the death of the director or such director’s spouse or life partner. They will also receive 12 round-trip or 24 one-way passes for free transportation on American and US Airways that they may distribute to non-eligible family and non-family members each year they are also provided to the AAG directors. The estimated aggregate incremental cost of this benefit is also included under “Flight Privileges” below and was calculated by using the average of the estimated annual incremental cost to AMR of providing this flight perquisite to each director in 2013 using a discount rate of 4.58% and RP2000 White Collar mortality table, and assuming 1% annual increase in the cost of travel.

Name	Lifetime Flight Privileges ($)	Tax Gross-Up ($)	Insurance Premiums ($)
Thomas W. Horton	0	0	0
James F. Albaugh	0	0	0
Jeffrey D. Benjamin	0	0	0
John T. Cahill	0	0	0
Michael J. Embler	0	0	0
Matthew J. Hart	0	0	0
Alberto Ibargüen	0	5,715	504
Richard C. Kraemer	0	0	0
Denise M. O’Leary	0	0	0
Ray M. Robinson	0	6,783	504
Richard P. Schifter	0	0	0
John W. Bachmann, former director	13,168	21,193	504
Stephen M. Bennett, former director	518	936	186
Armando M. Codina, former director	7,875	4,634	504
Ann M. Korologos, former director	4,369	4,674	504
Michael A. Miles, former director	382	566	504
Philip J. Purcell, former director	2,741	5,829	504
Dr. Judith Rodin, former director	19,169	22,193	504
Matthew K. Rose, former director	7,885	8,334	114
Roger Staubach, former director	2,416	3,269	504

(f)	Represents compensation paid to Mr. Horton as a non-employee director on or following the effective date of the Merger.

Director Compensation	AAG’s Corporate Governance and Nominating Committee will periodically review the overall compensation of our directors in consultation with the Board of Directors and with the assistance of our management and our compensation consultant, Towers Watson. Our Board of Directors determines any changes to director compensation.

In 2013, our former AMR directors received compensation under AMR’s director compensation program, as described below in the section entitled “Director Compensation—AMR’s Director Compensation Program” beginning on page 33. In consideration for their services preceding and following the closing of the Merger, the current AAG non-employee directors (other than Mr. Horton) received 4,487 RSUs in January 2014. The award vests in full on the first anniversary of the grant date. Mr. Horton, was awarded a stipend of $400,000 to compensate him for his service as the Chairman of the Board of Directors in addition to the compensation payable to non-employee directors generally. Our current AAG directors will receive compensation in 2014 pursuant to AAG’s new director compensation program as described below in the section entitled “Director Compensation—AAG 2014 Director Compensation Program” beginning on page 34. Some of our current AAG directors will also be eligible to continue participation under certain legacy programs at US Airways Group as described below the section entitled “Director Compensation—US Airways Legacy Director Compensation Programs” beginning on page 34.

AMR’s Director Compensation Program	The following is a description of AMR’s director compensation program for 2013. Prior to the Merger Effective Date, Mr. Horton did not receive any compensation as a director or as Chairman of the Board of Directors because AMR compensated him instead as an employee. His compensation as an employee is described in the section entitled “Executive Compensation—Summary Compensation Table” on page 62 and accompanying text.

Retainers/Fees

For 2013, the compensation for AMR’s non-employee directors included:

•	an annual retainer of $20,000 for service on its board of directors;
•	an additional annual retainer of $3,000 for service as lead director or for service on one or more of its standing Committees; and
•	$1,000 for participating in a regular or special board or committee meeting (the maximum payment for meeting participation was $1,000 per day).

Other Compensation

Under AMR’s prepetition director compensation programs, as is common in the airline industry, each non-employee director and his or her spouse or companion and dependent children also received unlimited flight privileges on American and American Eagle in any available class of service, and AMR reimbursed them for any related taxes. AMR provided membership in its Admirals Club® airport lounges and all of the benefits and privileges American gives to its best frequent flyers, including class of service upgrade credits, travel assistance, and fee waivers. AMR also reimbursed them for their expenses incurred in attending AMR’s meetings. AMR provided other perquisites and personal benefits, which are described in footnote (e) to the Director Compensation Table above.

Pension Benefits

Under AMR’s prepetition director compensation programs, each non-employee director elected to the board of directors before May 15, 1996 and who serves on the board of directors until age 62 is entitled to a pension benefit of $20,000 per year. The benefit is paid until the death of the director and the director’s spouse. Upon retirement, Mr. Codina and Mrs. Korologos were eligible to receive this benefit.

Benefits in Connection with the Merger

Under the terms of the Merger Agreement, upon the closing of the Merger, each non-employee director of AMR, including Messrs. Ibargüen and Robinson, became entitled to unlimited complimentary flight privileges until the later of the death of the director or such director’s spouse or life partner. They will also receive 12 round-trip or 24 one-way passes for free transportation on American and US Airways that they may distribute to non-eligible family and non-family members each year they are also provided to the AAG directors. Each director was also entitled to the Admirals Club® membership and other frequent flyer benefits described above following the non-employee director’s retirement.

US Airways Legacy Director Compensation Programs	Following the closing of the Merger, certain US Airways legacy director compensation programs continue to be in effect, including the America West Directors’ Charitable Contribution Program.

In 1994, America West established the America West Directors’ Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. Current directors who are participants in the Charitable Contribution Program include: Ms. O’Leary and Messrs. Hart, Kraemer, Parker and Schifter. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid and all tax deductions for the charitable contributions accrue solely to us.

AAG 2014 Director Compensation Program	The following is a description of AAG’s 2014 director compensation program.

Retainers/Fees

The compensation for our non-employee directors includes:

•	an annual retainer of $90,000 for service on the Board of Directors;
•	an annual retainer of $15,000 for service on the Audit Committee and an annual retainer of $12,500 for service on each of the Compensation and Corporate Governance and Nominating Committees;
•	an annual retainer of $20,000 for service as the chair of the Audit Committee and an annual retainer of $15,000 for service as the chair of each of the Compensation and Corporate Governance and Nominating Committees; and
•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

Additionally, as described above, Mr. Horton was awarded a stipend of $400,000 to compensate him for his service as the Chairman of the Board of Directors in addition to the compensation payable to non-employee directors generally.

Annual Grants of RSUs

Each continuing non-employee director will receive on the date of each AAG Annual Meeting a number of RSUs equal to $140,000 divided by the closing price the AAG Common Stock on the date of the Annual Meeting. The RSUs will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

Other Compensation

Non-employee directors will be entitled to flight privileges: complimentary personal air travel for the non-employee director and his or her immediate family members on American, US Airways, and their regional carriers, as well as 12 round-trip or 24 one-way passes for complimentary air travel each year, and American Airlines Admirals Club® membership, as well as AAdvantage® Executive Platinum and ConciergeKeySM program status. Non-employee directors will receive a tax gross-up for imputed taxable income related to these flight privileges. These benefits (except the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the Merger or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee Directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Stock Ownership Guidelines	AAG adopted a stock ownership policy for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of AAG Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) common stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the ownership policy. Under the policy, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares common stock acquired upon the exercise, vesting or settlement of any equity awards granted by AAG except to the extent such sales do not, cumulatively, exceed 50% of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions	Other than compensation and other arrangements described under “Director Compensation,” “Executive Compensation” and as described below, since January 1, 2013, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party (a) in which the amount involved exceeded or will exceed $120,000, and (b) in which any director, nominee, executive officer, holder of more than 5% of AAG Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of AAG or its subsidiaries.

Policies and Procedures For Review and Approval of Related Person Transactions	We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of AAG, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which AAG participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. Our Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with Company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of AAG. Our Codes of Ethics require our employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, the Chairman of the Audit Committee or the Chief Compliance Officer, as applicable. Once a personnel supervisor, Chairman of the Audit Committee or the Chief Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on AAG’s website at www.aa.com under the links “Corporate Information”—“Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2013 (the “Audited Financial Statements”).

The Audit Committee has discussed with E&Y, the independent registered public accounting firm of the Company, except for US Airways Group and its subsidiaries, for the fiscal year ending December 31, 2013 and KPMG, the independent registered public accounting firm of US Airways Group and its subsidiaries for the fiscal year ending December 31, 2013 (including for the period from December 9, 2013 through December 31, 2013), the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16.

The Audit Committee has received the written disclosures and the letter from each of E&Y and KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding such independent auditor’s communications with the Audit Committee concerning independence, has discussed with each of E&Y and KPMG its independence and has considered the compatibility of the non-audit services provided by E&Y and KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matthew J. Hart (Chairman)

John T. Cahill

Michael J. Embler

Alberto Ibargüen

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

The Merger and Management Changes	On December 9, 2013, we completed the Merger, creating a premier global airline that will have the scale, breadth, and capabilities to compete more effectively and profitably in the global marketplace. As the result of the Merger, US Airways Group became a subsidiary of AAG.

Upon the completion of the Merger, we announced our new leadership team, which includes:

•	W. Douglas Parker, our Chief Executive Officer;
•	J. Scott Kirby, our President;
•	Derek J. Kerr, our Chief Financial Officer;
•	Elise R. Eberwein, our Executive Vice President—People and Communications;
•	Robert D. Isom, Jr., our Executive Vice President and Chief Operating Officer; and
•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs.

In connection with the Merger, Thomas W. Horton resigned from his position as President and Chief Executive Officer of AMR but remained as the Chairman of the AAG Board of Directors through the Annual Meeting. Additionally, Daniel P. Garton (formerly AMR’s Executive Vice President), Isabella D. Goren (formerly AMR’s Senior Vice President and Chief Financial Officer), and James B. Ream (formerly AMR’s Senior Vice President of Operations), among others, ceased to be executive officers. With the exception of Ms. Eberwein, each of the individuals named above is considered to be a named executive officer of AAG and American for the purposes of this Proxy Statement. We refer to Messrs. Horton, Garton, Ream and Ms. Goren in this Proxy Statement as our “former AMR named executive officers.” We refer to Messrs. Parker, Kirby, Kerr, Isom and Johnson in this Proxy Statement as our “continuing named executive officers,” and collectively with Ms. Eberwein as our “continuing executive officers.”

The Compensation Discussion and Analysis section discusses the principles underlying the compensation policies of the named executive officers. Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholders’ interests.

Executive Summary	Outstanding 2013 Results

Fiscal year 2013 was an outstanding year for AAG strategically, financially and operationally, and for its stockholders, customers and employees. We achieved the following results:

•	AMR and US Airways Group overcame several significant business and legal obstacles during 2013 to close the Merger. The parties negotiated and executed the Merger Agreement in February and, in connection with the Merger Agreement, AMR entered into a unique, consensual agreement with key creditors to establish the distribution of proceeds between classes of creditors and equityholders, avoiding a lengthy legal battle and facilitating approval of the Merger Agreement by the Bankruptcy Court in May 2013. The Bankruptcy Court confirmed AMR’s Bankruptcy Plan in October, a plan which resulted in full recovery by the AMR creditors and the spectacular financial results for the AMR stockholders described below. In August, the

United States Department of Justice (“DOJ”) and several state attorneys general filed suit against AMR and US Airways Group seeking to enjoin the Merger but, in November, AMR and US Airways Group reached a favorable settlement with DOJ and the states which ended the litigation and eventually resulted in the Company receiving more than $375 million in cash proceeds for assets that were divested as part of settlement. This settlement cleared the path for AMR to consummate the Bankruptcy Plan and emerge from the Chapter 11 Cases, and for AMR and US Airways Group to close the Merger in December.
•	AMR and US Airways Group completed their Merger on December 9, 2013, creating the largest airline in the world. The combined company now has a robust global network with nearly 6,700 daily flights to more than 330 destinations in more than 50 countries and more than 100,000 employees worldwide. AAG has the scale, breadth and capabilities to compete more effectively and profitably in the global marketplace.
•	Since the closing of the Merger on December 9, AAG’s stock price has increased 65.2% through April 24, 2014.
•	The success of AMR’s restructuring is unprecedented. AMR emerged from the Chapter 11 Cases in December 2013, with full recovery to its creditors. In the first 120 days after the Merger closed, former AMR stockholders received distributions representing approximately 40% of the outstanding stock of AAG, or approximately $11 billion in value for those stockholders. AMR’s stock price increased from $0.80 on January 1, 2013 to $11.39 immediately prior to the closing of the Merger, reflecting a total stockholder return (“TSR”) of over 1,300%, and, as of April 22, 2014, AMR stockholders received an additional 136% return from newly distributed shares of AAG.
•	US Airways Group’s stock price performance was outstanding as well. Its stock price increased from $13.50 on January 1, 2013 to $22.55 at the closing of the Merger on December 9, reflecting a very strong TSR of 67%, and, when considering AAG’s stock performance for the December 9 to 31, 2013 period, US Airways Group’s TSR for the one-, three- and five-year periods ending on December 31, 2013 was 87%, 152% and 227% respectively, representing increases in value to US Airways Group equityholders of approximately $2.6 billion, $3.3 billion and $4.6 billion. From January 1, 2014 through April 24, 2014, the former US Airways Group equityholders received an increase in value for their US Airways Group equity of approximately an additional $2.5 billion.
•	For 2013, AAG’s combined net profit was $1.9 billion on a non-GAAP basis excluding net special charges, which management believes to be the second best net income performance by a U.S. airline in history. This represents a $1.5 billion improvement over AAG’s combined 2012 non- GAAP net profit of $407 million excluding net special charges.[1]

1 2013 combined GAAP net loss was $1.2 billion, which includes $3.1 billion of net special charges. This compares to a full year 2012 combined net loss of $1.2 billion, which includes $1.6 billion of net special charges. The Company believes it is more meaningful for this discussion to compare year-over-year results for AAG and US Airways Group on a combined basis, which is a non-GAAP formulation that combines the results for AAG and US Airways Group. Therefore, it includes the results of US Airways Group for the full period (not just the period since the Merger closed). See Annex A for further explanation of this presentation, including a reconciliation of GAAP to non-GAAP financial information.

•	Strong demand and high load factors led to 2013 total combined revenues of $40.4 billion, which were up 4.7% versus 2012. Full year combined consolidated Passenger Revenue per Available Seat Mile (PRASM) was 13.67 cents, up 2.6% versus 2012.
•	AAG ended the year with $10.3 billion in total cash and investments. Since the Merger, AAG has paid $542 million in tax withholdings in lieu of issuing shares of AAG Common Stock under the Bankruptcy Plan, reducing the number of shares expected to be issued under the Bankruptcy Plan by approximately 20 million shares. AAG has also elected to settle the outstanding principal of US Airways Group’s 7.25% convertible notes due May 15, 2014, which will further reduce diluted shares by approximately 4 million shares.
•	Since the close of the Merger, American and US Airways have made significant strides in the integration of the airlines, assuring customers reap the vast benefits of the combined company. In four months, the airlines have implemented the world’s largest codeshare agreement, co-located operations at more than 58 airports and harmonized ancillary fees, inflight amenities and the redemption policies for their frequent flyer programs. In April, US Airways officially joined the oneworld alliance and the trans-Atlantic joint business with British Airways, Iberia and Finnair, adding 28 routes to the joint business and more than 50 destinations to the oneworld network.
•	During 2013 and through the beginning of 2014, US Airways Group agreed to and ratified six collective bargaining agreements with unions representing US Airways Group employees and American entered into three collective bargaining agreements with unions representing American employees. These collective bargaining agreements will significantly streamline the process of integrating the workforces of US Airways Group and American.

Commitment to Cost Advantage and Pay-for-Performance

The aggregate 2013 regular compensation paid to our continuing executive officers was well below that of the other large network airlines. For instance, the 2013 regular compensation paid to Mr. Parker, our continuing Chief Executive Officer, was the lowest of, and approximately 50% below the average for, the other large network airlines (using 2012 proxy compensation data reported in 2013 for Delta and United). “2013 regular compensation” consists of all compensation paid by US Airways Group (prior to the Merger Effective Date) and by AAG (on or following the Merger Effective Date) but excludes the one-time retention RSU awards granted in December 2013 in connection with the closing of the Merger. We believe it is appropriate to exclude from this comparison the one-time retention RSU awards granted in connection with the closing of the Merger because these awards were made as a retention tool in exchange for each executive waiving his or her right to receive severance benefits and accelerated vesting of outstanding equity awards upon a resignation based on changes made to his or her position as a result of the Merger, as discussed below in the section entitled “Compensation Discussion and Analysis—Executive Summary—Waiver of Equity Acceleration and Other Benefits; Merger-Related Compensation” beginning on page 40

In addition, 90% of Mr. Parker’s 2013 regular compensation was variable (pay elements other than fixed base pay) and dependent on company results. For the other continuing named executive officers, on average, approximately 87% of their 2013 regular compensation was comprised of variable pay. As a result, the compensation ultimately realized by our continuing named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore very closely aligned with the interests of our stockholders.

See Footnote (a) to the Summary Compensation Table in the section entitled “Executive Compensation—Summary Compensation Table” on page 62 for the calculation of the 2013 regular compensation.

At his request, because many of our represented employees are not yet paid at the same rates as their peers at Delta and United, we set Mr. Parker’s 2014 total target direct compensation (consisting of base salary plus target variable cash and long-term equity incentives) at a level significantly below his peers at Delta and United.

Chief Executive Officer 2013 Regular Compensation Significantly Below TSR Trend Performance

Mr. Parker was the Chief Executive Officer of US Airways Group prior to the Merger in December 2013. In the Merger, each share of US Airways Group common stock was converted on a one-for-one basis into a share of AAG Common Stock. Therefore, we believe it is important to review Mr. Parker’s historical compensation as compared to AAG’s and, prior to the completion of the Merger, US Airways Group’s, TSR performance.

For 2013, through the closing of the Merger, US Airways Group delivered approximately a 67% increase in value to its stockholders. US Airways Group’s stockholders who held their AAG Common Stock through year-end realized an additional 20% increase in value. Over the past three years, US Airways Group (and following the Merger, AAG) has delivered approximately a 152% increase in stockholder value and, over the past five years, an approximately 227% increase in value, representing $3.3 billion and $4.6 billion in value to equityholders, respectively. The following table shows the alignment between our Chief Executive Officer’s total compensation with AAG’s, and prior to the completion of the Merger, US Airways Group’s, indexed TSR over the last five years. Our Chief Executive Officer’s compensation for 2013 represents his 2013 regular compensation and his compensation for the prior fiscal years are as reported in the Summary Compensation Table of US Airways Group’s 2013 Annual Report on Form 10-K, as filed with the SEC.

* Assumes $100 invested in US Airways Group stock on December 31, 2008. CEO Regular Compensation consists of Total Compensation as reported in the Summary Compensation Table for years 2009 through 2012 and 2013 regular compensation.

Waiver of Equity Acceleration and Other Benefits; Merger-Related Compensation

Under our continuing executive officers’ pre-existing severance and equity award agreements, as a result of the Merger, each executive officer would have been entitled to the full vesting of each outstanding US Airways Group equity award held by the executive officer and would have been entitled to significant severance benefits if he or she resigned during a specified period of time following the Merger. In order to facilitate the Merger and obtain the support of the Creditors Committee, each executive waived his or her right to accelerate vesting at the closing of the Merger. Each continuing executive officer also waived his or her right to resign as the result of changes made to his or her position as a result of the Merger and receive severance benefits in exchange for eligibility to receive an award of RSUs pursuant to the retention program described below. These waivers, along with the retention program, enabled us to solidify the continuity of our executive team following the Merger.

Under a program adopted in December 2013, the purposes of which were to maximize retention, help build a new team and focus management’s efforts on integration and the achievement of financial synergies, each continuing executive officer received a one-time special grant of RSUs, which will only vest if, among other things, the executive officer remains employed with AAG through at least December 16, 2015. In determining the size and structure of the RSU grants, the Board of Directors considered, among other factors, the severance payments and the value of the equity awards for which each executive waived acceleration and which each would have become eligible to receive if the executive exercised his or her right to resign based upon changes to his or her position as a result of the Merger. In each case, the value of these benefits available upon resignation materially exceeded the value of the special retention RSU grant at the time of the award. Further, an additional objective of the retention grants was to align the vesting of a significant portion of the grants with achievement of key merger and integration performance milestones. With this in mind, vesting of 50% of the RSU awards is tied to the achievement of two key performance objectives that are critical to AAG and to the integration of American and US Airways and to the continuing financial success of the Merger: (i) the issuance by the Federal Aviation Administration (the “FAA”) of a single operating certificate (“Single Operating Certificate”) that recognizes the successful integration of American and US Airways into a single air carrier and (ii) AAG’s achievement of at least $1 billion in net synergies from the Merger. The remaining RSU awards vest in a single installment only if the executive officer remains employed with AAG through at least December 16, 2015. The RSUs granted under the retention program are not subject to accelerated vesting under the executives’ applicable agreements (other than in the event of a new change in control, death or disability) and thus the Board of Directors believes that the RSUs have significant and meaningful retentive value.

Also, in connection with the Merger, our former AMR named executive officers were awarded certain alignment and Merger equity awards to best preserve the value of AMR’s business enterprise in contemplation of the Merger by encouraging them to continue to lead AMR at least through the closing of the Merger. The equity, severance and other benefits approved by the Bankruptcy Court and provided to the former AMR named executive officers as part of the Merger Agreement and Bankruptcy Plan were reviewed by AMR’s compensation committee and its compensation consultant, Meridian, and were also discussed with US Airways Group and the Creditors Committee (and its compensation consultant) to reach an agreement that was incorporated in the Merger Agreement. For a description of these grants and severance and other compensation paid to these former executives in connection with the Merger see the sections entitled “Compensation Discussion and Analysis—Long-Term Equity

Incentive Program—Merger Equity Awards to Continuing and Former Named Executive Officers” beginning on page 51 and “Compensation Discussion and Analysis—Severance and Other Benefits to Former AMR Named Executive Officers” beginning on page 53.

Commitment to Good Compensation Governance

We have adopted compensation policies that are consistent with good governance standards. These include:

•	providing that continuing executive officers are not entitled to guaranteed, non-performance-based bonuses;
•	providing that perquisites and other personal benefits are not a significant portion of a continuing executive officer’s compensation and are consistent with customary senior executive benefits within the airline industry;
•	prohibiting our continuing executive officers from hedging our stock;
•	implementing clawback provisions for all incentive compensation paid to the continuing executive officers, including payouts under the cash incentive programs and all equity awards;
•	adopting meaningful stock ownership guidelines that further align the continuing executive officers’ long-term interests with those of our stockholders; and
•	consistent with prior policy at AMR and US Airways Group, committing to not entering into new, or modifying existing, agreements with any continuing executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G upon a change in control.

Consistent with leading practices and our policy to do so annually, in 2014 management conducted a compensation risk assessment, discussed the process and results with outside counsel and the Compensation Committee’s compensation consultant, and reported to the Compensation Committee that, in management’s opinion, the compensation programs of AAG do not create excessive risk-taking incentives that could have a material adverse effect on AAG.

2014 Compensation Objectives and Programs	Following the Merger, we have developed principles for a new executive compensation program which builds on many of the same principles as the prior programs at US Airways Group. However, the design of a go-forward compensation strategy for the AAG executive team also takes into account the expanded scale and breadth of the newly merged company as well as the significant challenges we face over the next several years as we strive to integrate our workforces, technology, operating procedures, networks and fleet.

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value.

To continue to attract and retain high-caliber executive officers, we set total 2014 compensation levels for our continuing executive officers following review of compensation levels paid at companies with a comparable global presence, complexity, operations, revenue and market capitalization to those of AAG, including Delta and United.

Commitment to Pay-for-Performance

To tie our executive compensation programs to our measurable performance, we designed the 2014 total compensation package to be heavily weighted towards variable cash and long-term equity incentives. The pie charts below show the target mix of each element of the total compensation package for our Chief Executive Officer and our other continuing named executive officers.

Key Performance Objectives

We designed our 2014 annual and long-term incentives to include performance metrics that are tied to our short-term profitability goals and the longer-term strategic and operational goals that will lead to shareholder value creation.

For 2014, we have implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets that is substantially similar to the programs that were in place at AMR and US Airways Group in 2013. We believe that pre-tax income is an effective way to capture cost management and revenue performance. For 2014, Mr. Parker’s short-term incentive target payment, set at 200% of base salary, will only be paid if AAG earns $2.5 billion in pre-tax profit in 2014—far more than AMR and US Airways Group, combined, have ever earned in their history. For 2014, the Compensation Committee has also adopted an equity program that incorporates both performance- and time-vesting components, each weighted 50% by value, in order to further align management and stockholder interests. The performance-vesting component is tied to the issuance of a single operating certificate and achievement of at least $1 billion in net synergies.

Stockholder Approval of 2012 Executive Compensation	Because the Chapter 11 Cases were pending before the Bankruptcy Court, AMR did not hold an annual meeting of stockholders in 2013 and therefore did not have an advisory vote on executive compensation in 2013.

At its 2013 annual meeting of stockholders, US Airways Group’s stockholders voted, in a non-binding advisory vote, to approve the compensation of its named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote). US Airways Group’s compensation and human resources committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs as a result of the vote.

Role of the Compensation Committee in Compensation Decisions	Prior to the completion of the Merger, the compensation committee of AMR was responsible for overseeing the administration of AMR’s executive compensation program, and the compensation and human resources committee of US Airways Group was responsible for overseeing the administration of US Airways Group’s executive compensation program. Effective as of the consummation of the Merger, Messrs. Albaugh, Benjamin, Ibargüen and Kraemer were appointed to the Compensation Committee of AAG.

The newly formed Compensation Committee of AAG will administer the compensation program for all officers, including the continuing executive officers. The Compensation Committee is comprised of four independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow AAG to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant, Towers Watson, for perspective and leading practice guidance. Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific areas that require additional executive talent or unique executive skills that we may not currently have in place.

Use of Compensation Consultants

For 2013, AMR retained Towers Watson, which has substantial experience with executive compensation practices of airlines and other debtors during the course of the Chapter 11 Cases, to review its compensation program in the context of the Chapter 11 Cases. Towers Watson reviewed the employee protection, severance, and other compensation programs for our former AMR named executive officers as part of the Bankruptcy Plan and Merger Agreement. Also in 2013, the independent compensation consultant retained by AMR’s compensation committee, Meridian, assisted the Committee in determining AMR’s executive compensation program and reviewing and analyzing the proposed compensation programs for our former AMR named executive officers.

US Airways Group’s compensation committee also retained Towers Watson as its independent compensation consultant for 2013 to assist in administering its executive compensation program. For 2013, Towers Watson provided compensation advice and helped establish performance metrics for the US Airways Group’s annual and long-term incentive programs. Towers Watson also assisted US Airways Group by comparing specific elements of its compensation programs to other airlines, including AMR, Delta, Southwest Airlines Co. (“Southwest Airlines”) and United, as well as to other broader market data covering companies of similar size (generally between $10 billion and $15 billion in revenue).

Following the Merger, our Compensation Committee retained Towers Watson as its independent compensation consultant beginning in 2014. The Compensation Committee has sole authority with regard to the decision to retain Towers Watson and, while Towers Watson interacts with management from time to time in order to best coordinate with and deliver services to the Compensation Committee, Towers Watson ultimately reports directly to the Compensation Committee with respect to its executive compensation consulting advice. During 2013, AMR also engaged Towers Watson to perform non-executive compensation advisory services. For a description of these services and fee information see the section entitled “Information About the Board and Corporate Governance—Committees” beginning on page 21. The Compensation Committee has assessed whether the services provided by Towers Watson raised any conflicts of interest pursuant to SEC and NASDAQ rules, and has concluded that no such conflicts of interest exist.

Executive Compensation Mix with an Emphasis on Performance-Based Pay	As described above, following the Merger, the Compensation Committee implemented an executive compensation structure that includes both fixed and performance-based pay. Specifically, our executive compensation structure consists of three core components:

•	a base salary paid in cash;
•	an annual incentive program paid in cash based on annual performance; and
•	a long-term equity incentive program that further aligns management and stockholder interests.

The overarching goal is to align executive and stockholder interests, so the executive compensation programs emphasize pay for performance (such that compensation is paid only if AAG meets pre-determined performance targets) and equity-based compensation tied to the stock performance of AAG. For 2014, we sought to keep fixed compensation in the 10-30% range for the continuing executive officers and more heavily weight variable or performance-based compensation.

Base Salary	Base salaries provide a secure, consistent amount of fixed compensation that focuses on rewarding an executive’s scope of responsibility, competence, and performance. For 2014, we used the current salary structure at each of AMR and US Airways Group as a starting point and considered the following:

•	the executive’s level of responsibility and experience;
•	the range of salaries for the particular level of the executive;
•	levels of market salaries among general industry and aviation industry; and
•	the evaluation of the executive’s performance over time.

For 2014, the base salaries for the continuing executive officers, all of whom came from US Airways Group, were increased to bring them in line with the salary levels provided to their legacy AMR peers. While we aim to establish competitive base salaries, our greater focus is on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed compensation, achieved through below-median base salaries combined with above-median target cash incentives, allows us to recruit from other network airlines and general industry, but also establish a heavier weighting towards pay-for-performance components.

2013 Base Salaries of Continuing Executive Officers

In 2013, each of the continuing executive officers, other than Mr. Parker, received merit-based increases of 3% of their base salaries. This increase was comparable to percentage increases received by the other non-unionized work groups at US Airways in 2013. At his request, for 2013 Mr. Parker received a base salary of $550,000, which has remained the same since he first took his position at US Airways Group in September 2001. The base salaries earned by the continuing named executive officers for 2013 are provided in the section entitled “Executive Compensation—Summary Compensation Table” on page 62.

2013 Base Salaries of Former AMR Named Executive Officers

In 2013, each of the former AMR named executive officers also received increases of 3% of their base salaries.

Cash Incentive Programs

The second core component of our overall compensation program is a short-term cash incentive program. For 2014, we have implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets like those that were in place at AMR and US Airways Group in 2013. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Annual incentives also serve as a retention tool as employees generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards.

2013 Annual Cash Incentive Awards to Continuing Executive Officers

For 2013, the continuing named executive officers participated in the US Airways Group 2013 Annual Incentive Plan (the “US Airways Group 2013 AIP”) which used pre-established financial and operational goals to drive results. For the continuing executive officers, payouts under the US Airways Group 2013 AIP were tied to the achievement of pre-established adjusted pre-tax income goals (excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions). For 2013, the threshold, target, and maximum performance levels for the financial metrics, as well as the corresponding annual incentive funding level, weighted in the manner described above, were as follows:

	2013 Adjusted Pre-tax Income (in millions)	Funding Level (100% of Total)
Threshold	$0	0%
Target	$300	100%
Maximum	$600	200%

The adjusted pre-tax income goals set for 2013 were significantly above the goals set for 2012. Any performance falling between threshold, target, and maximum levels would result in an adjustment of funding level based on straight-line interpolation. The target bonus opportunities for the continuing executive officers were set at the same level as in 2012. In addition, bonuses were capped at 200% of base salary.

Named Executive Officer	2013 Target Payout Level as a Percentage of Base Salary
W. Douglas Parker	125%
J. Scott Kirby	110%
Robert D. Isom, Jr.	100%
Derek J. Kerr	100%
Stephen L. Johnson	100%

As a result of the increase in profitability in 2013, US Airways Group achieved adjusted pre-tax income of $1,220.9 million, resulting in achievement of the pre-tax income goal at above the maximum level. The following table shows the 2013 target goal, actual performance, and funding level for the US Airways Group 2013 AIP.

Performance Goal	2013 Target Performance Goal (in million)	Actual Performance (in millions)	Funding Level (% of target)
2013 Adjusted Pre-tax Income(a)	$300	$1,221	200%

(a)	Represents income before income taxes for the year ended December 31, 2013 excluding special items (as detailed in the Current Report on Form 8-K filed by AAG on January 28, 2014) and profit sharing and annual incentive programs.

Based on the funding level as described above, and subject to the discretion of the Compensation Committee, each continuing executive officer was entitled to and received the maximum bonus capped at 200% of base salary.

2013 Annual Cash Incentive Awards to Former AMR Named Executive Officers

For 2013, the former AMR named executive officers participated in the AMR 2013 STI, which was reinstated by AMR in connection with the Merger. Eighty percent of the AMR 2013 STI was based on American’s 2013 adjusted pre-tax profit margin (excluding special charges, profit sharing and annual incentive programs, and related payroll taxes and 401(k) company contributions). For this portion of the STI, the target, threshold, and maximum performance objective was a pre-tax profit margin of two percent, positive pre-tax margin and pre-tax margin of four percent, respectively. The remainder of the AMR STI was based on the operational goals provided in the table below. Under the AMR STI, the former AMR named executive officers (other than Mr. Horton) had an opportunity to earn 100% of their eligible earnings at target and 200% of eligible earnings at maximum. Mr. Horton had an opportunity to earn 125% of his eligible earnings at target. Mr. Horton’s maximum bonus opportunity was also capped at 200% of his eligible earnings. Funding between the threshold, target, and maximum levels was based on straight-line interpolation.

As a result of American’s improved pre-tax income performance in 2013, American achieved adjusted pre-tax income margin of 4.9%, resulting in achievement of the pre-tax income margin goal at above the maximum level. Based on this and the level of operational achievement, shown in the table below, each former AMR named executive officer was entitled to and received 173.3% of the target opportunity, other than Mr. Horton whose bonus was capped at 200% of his eligible earnings.

	Measure	Target/Maximum	Actual Achievement	Achievement (% of target)	Weight	Weighted Achievement (% of Target)
Financial	Adjusted Pre-Tax Income Margin(a)	2%/4%	4.9%	200%	80%	160%
Operational	On-time Performance (A14)	4 months/5 months	1 month	0%	6.7%	0%
	Mishandled Baggage (MBR)	4 months/5 months	2 months	0%	6.7%	0%
	Likelihood to Recommend (LTR)	4 months/5 months	7 months	200%	6.7%	13.3%

	Total			67%	20%	13.3%

Total					100%	173.3%

(a)	Pre-tax income margin for the year ended December 31, 2013 excluding special items (as detailed in the Annual Report on Form 10-K filed by AAG on February 28, 2014, pages 57-58) and profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions.

For 2013, Mr. Garton also participated in the AMR Eagle Annual Incentive Plan. The AMR Eagle Annual Incentive Plan provides cash payments upon the achievement of pre-tax earnings targets at AMR Eagle. For Mr. Garton, the actual dollar amount paid under the AMR Eagle Annual Incentive Plan was capped at a maximum of 3% of base salary. For 2013, because payments were made under the AMR 2013 STI, no payments were made under AMR Eagle Annual Incentive Plan.

US Airways Group Long-Term Cash Incentive Performance Program

The continuing executive officers also participate in the US Airways Group cash-based long-term incentive performance program (the “LTIPP”), which was designed to focus US Airways Group’s management team’s efforts on stockholder return over a multi-year period. This program motivates executives to achieve long-term strategic goals consistent with stockholder interests. It also aligns the interests of management and stockholders by tying its payment directly to the stock price performance of US Airways Group (and for continuing cycles, AAG) relative to that of other airlines, a measure which represents tangible returns for stockholders. In addition, the program provides a valuable retention tool, as employees in most cases have to remain employed through the payment date, generally three years after grant, in order to receive payment of their long-term incentive program awards. In limited cases, there are exceptions for termination of employment due to retirement, death, or disability, as described under the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 76.

The LTIPP provides a cash incentive if US Airways Group (and for continuing cycles, AAG) achieves a minimum threshold ranking for relative TSR, over rolling three-year performance cycles. The relative performance is ranked over the three-year period against a pre-defined group of airlines. At the end of each performance cycle, the TSR, as calculated based on the price appreciation of the common stock of US Airways Group (and for continuing cycles, AAG) and the amount of any dividends paid during the performance cycle, is compared against the TSR of these airlines. TSR, as measured over a multi-year period, is a measure commonly used in the airline industry. Establishing multi-year cycles made the program effective on a long-term basis because it accommodates the highly volatile and cyclical nature of the airline industry. Measuring TSR in relation to other airlines also encouraged management to not only drive returns for stockholders but also to outperform the other U.S.-based airlines.

At the beginning of each LTIPP cycle, incentive awards were set as a percentage of base salary, with higher percentages payable for higher level executives. This structure was designed to further the compensation goal of increasing the relative amount of compensation at risk as management responsibilities increase, and by making a higher proportion of the total compensation for higher level executives contingent upon achieving stated long-term corporate goals.

As of the Merger Effective Date, there were three open cycles under the LTIPP program (ending in 2013, 2014 and 2015). In the Merger, each share of US Airways Group common stock was converted on a one-for-one basis into a share of AAG Common Stock. Therefore, the performance of AAG Common Stock will be used to measure the US Airways Group TSR from December 9, 2013 and beyond until the final LTIPP cycle is completed in 2015.

Cycle Ended December 31, 2013

For the cycle commencing on January 1, 2011 and ending on December 31, 2013, with the assistance and advice of Towers Watson, the compensation and human resources committee of US Airways Group established TSR rankings in comparison to the following publicly traded airlines: AirTran Airways, Inc., Alaska Air Group, Inc. (“Alaska Airlines”), AMR, Delta, Hawaiian Holdings, Inc. (“Hawaiian Airlines”), JetBlue Airways Corporation (“JetBlue”), Southwest Airlines, and United. These companies were chosen because at that time they reflected reasonable choices for potential investor capital. The compensation and human resources committee also set target payout levels for the 2011-2013 performance cycle, which would have been achieved at a TSR rank of five out of the nine airlines at 125% of base salary for the Chief Executive Officer level, 115% of base salary for the President level, and 100% of base salary for the Executive Vice President level, as shown in the chart below. US Airways Group’s TSR for the cycle ended December 31, 2013 ranked number two among the peer airlines, resulting in maximum payment, as shown below. Under the program, the average price of a peer group company’s stock that is canceled during the LTIPP cycle is typically reduced to zero, reflecting the stock’s total loss of value. However, in the case of AMR, the average AMR share price was adjusted for the cycle ending December 31, 2013 and will be adjusted for the cycles ending December 31, 2014 and December 31, 2015 by applying conversion ratios to the average AAG Common Stock share price that reflect AMR shareholders’ receipt of certain distributions of AAG Common Stock in connection with the Merger.

	Payout as a % of Base Salary
TSR Relative Rank	CEO	President	EVP
1-2 of 9 (Maximum)	200%	200%	175%
3 of 9	175%	172%	150%
4 of 9	150%	143%	125%
5 of 9 (Target)	125%	115%	100%
6 of 9	82%	75%	65%
7 of 9 (Threshold)	38%	35%	30%
8-9 of 9	0%	0%	0%

Current Cycles

In 2013, there were two other cycles continuing under the LTIPP. The first cycle began January 1, 2012 and ends December 31, 2014, and the second cycle began January 1, 2013 and ends December 31, 2015. For the cycle that began January 1, 2012 and ends December 31, 2014, US Airways Group’s TSR (and following the Merger, AAG’s TSR) will be compared to the following nine airlines: Alaska Airlines, AMR, Delta, Hawaiian Airlines, JetBlue, Republic Airlines, Inc. (“Republic”), Spirit Airlines, Inc. (“Spirit Airlines”), Southwest Airlines, and United. For the cycle that began January 1, 2013 and ends December 31, 2015, US Airways Group’s TSR (and following the Merger, AAG’s TSR) will be compared to the following nine airlines: Alaska Airlines, American, Delta, Hawaiian Airlines, JetBlue, Republic, Spirit Airlines, Southwest Airlines, and United. To the extent one or more of these companies are no longer publicly traded due to industry consolidation, then the TSR for that company will be calculated by using a fixed exchange ratio equal to the ratio at which stock of the surviving company was exchanged at the time of consolidation.

The following chart provides payment levels for the performance cycle beginning January 1, 2012 through December 31, 2014:

	Payout as a % of Base Salary
TSR Relative Rank	CEO	President	EVP
1-2 of 9 (Maximum)	200%	200%	175%
3 of 9	175%	172%	150%
4 of 9	150%	143%	125%
5 of 9 (Target)	125%	115%	100%
6 of 9	90%	82%	72%
7 of 9 (Threshold)	54%	49%	43%
8-9 of 9	0%	0%	0%

Although the continuing executive officers are generally required to remain employed through the payment date in order to receive payment of an LTIPP, there are exceptions for termination of employment due to retirement, death, or disability, as described under the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 76.

Long-Term Equity Incentive Program	The third core component of our overall compensation program is a long-term equity incentive program that focuses key employees on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to employees to meet the long-term goal of maximizing stockholder value.

Prior to the closing of the Merger, AMR adopted the AAG 2013 IAP, which is similar to the US Airways Group 2011 Incentive Award Plan (the “2011 Plan”). For 2014, the Compensation Committee has adopted an equity program for the continuing executive officers that incorporates both performance- and time-vesting components, each weighted 50% by value, in order to further align management and stockholder interests.

Pre-Merger Equity Compensation to Continuing Named Executive Officers

US Airways Group historically made annual awards of stock-based compensation consisting of RSUs and SARs. Vesting requirements were designed to increase retention and create incentives for the achievement of long-term strategic goals, as well as provide an incentive to create stockholder value over time since the full benefit of the SARs cannot be realized unless stock appreciation occurs over a number of years. The April 2013 annual equity grants by US Airways Group to the continuing named executive officers were in the form of RSUs, vesting over three-years, as follows:

Named Executive Officer	RSUs
W. Douglas Parker	170,722
J. Scott Kirby	119,518
Robert D. Isom, Jr.	67,934
Derek J. Kerr	67,934
Stephen L. Johnson	67,934

As described above, the 2013 regular compensation for Mr. Parker was approximately 50% below the average for the other large network airlines (using 2012 proxy compensation data reported in 2013 for Delta and United).

Pre-Merger Equity Compensation to Former AMR Named Executive Officers

Stock-based compensation was also a critical and substantial component of AMR’s executive compensation program prior to the commencement of the Chapter 11 Cases. AMR historically granted performance shares, SARs, and deferred shares. As a result of the Chapter 11 Cases, however, AMR suspended all new stock-based compensation and other long-term incentive compensation programs and, accordingly, other than the alignment and Merger equity awards granted under the AAG 2013 IAP in 2013 in accordance with the terms of the Bankruptcy Plan and the Merger Agreement, AMR’s compensation committee did not approve any stock-based compensation in 2013 due to the continuing Chapter 11 Cases and did not approve any long-term incentive compensation for the former AMR named executive officers in lieu of stock-based compensation. Other than the alignment and Merger equity awards granted under the AAG 2013 IAP in 2013, which were effective only upon the closing of the Merger, all existing AMR equity awards held by the former AMR named executive officers were cancelled as of the closing of the Merger.

Merger Equity Awards to Continuing and Former Named Executive Officers

Under our continuing executive officers’ pre-existing severance and equity award agreements, as a result of the Merger, each executive would have been entitled to the full vesting of each outstanding equity award held by the executive. However, in order to facilitate the Merger and obtain the support of the Creditor’s Committee, each executive waived his or her right to accelerate vesting at the closing of the Merger. In addition, under the severance agreements, each executive would have been entitled to severance and the full vesting of equity awards if he or she resigned based upon changes to his or her position made as a result of the Merger during a specified period of time following the Merger. In exchange for eligibility to receive an award of RSUs under a one-time retention program as described below, each executive officer waived his or her right to receive those termination benefits if he or she resigned based on the changes to his or her position made as a result of the Merger. Under this retention program, Messrs. Parker, Kirby and Isom were granted 626,637, 447,598 and

313,318 RSUs, respectively, and each of Messrs. Kerr and Johnson were granted 268,559 RSUs. Vesting of 50% of the RSU awards is subject to the achievement of key performance objectives that are critical to AAG and to the integration of American and US Airways and to the continuing financial success of the Merger. In determining the size of the RSU grants, the directors considered, among other factors, the severance payments and the value of the equity awards for which each executive waived acceleration and which each would have become eligible to receive if the executive exercised his or her right to resign based upon changes to his or her position as a result of the Merger. In each case, the value of these benefits available upon resignation materially exceeded the value of the special retention RSU grant at the time of the award. Further, an additional objective of the retention grants was to align the vesting of a significant portion of the grants with achievement of key merger and integration performance milestones. In approving the awards, the directors also considered Mr. Parker’s commitment to maintain his annual target total compensation below that of his peers at Delta and United until the compensation payable to AAG’s larger work groups are adjusted to better align with such peers.

Subject to the executive’s continued employment with the Company, each RSU award granted under the retention program will vest as follows: (i) 50% of the RSUs on December 16, 2015; (ii) 25% of the RSUs on the earlier to occur of (a) December 16, 2015, if the Company is issued a Single Operating Certificate prior to or on that date or (b) the date on which the Company is issued a Single Operating Certificate by the FAA, provided that such date is prior to or on December 9, 2016; and (iii) 25% of the RSUs on the date the Board of Directors or Compensation Committee determines that AAG has achieved at least $1 billion in net synergies with respect to fiscal year 2015 or 2016. RSUs granted under the retention program are not subject to accelerated vesting under the executives’ applicable agreements (other than in the event of a new Change in Control, death or disability) and thus the Board of Directors intends for the values attributable to the RSUs to be retentive.

Pursuant to the terms of Mr. Horton’s transition agreement, described below, the Company granted Mr. Horton a fully-vested RSU award covering 170,722 shares of AAG Common Stock, equal to the number of shares granted to US Airways Group’s Chief Executive Officer for 2013. In addition, in connection with and subject to the completion of the Merger, AMR granted RSUs to each other former AMR named executive officer, as contemplated by the Bankruptcy Plan and Merger Agreement. The RSU awards granted upon the completion of the Merger (the “2013 Equity Awards”) were consistent in value with the April 2013 equity awards granted to our continuing executive officers. The 2013 Equity Awards vest in equal amounts in April 2014, 2015, and 2016. Under the terms of the former AMR named executive officers’ severance agreements, 25% of the 2013 Equity Awards vested in full on their terminations of employment on January 2, 2014. AMR also awarded additional RSUs (the “Alignment Awards”) to the former AMR named executive officers (other than Mr. Horton) in an amount equal to 1.5 times the long-term incentive value awarded AMR’s Executive Vice Presidents in 2011. One-third of the Alignment Awards vested on the closing of the Merger and one-third will vest on each of the first and second anniversaries of the closing of the Merger. Pursuant to the terms of their severance agreements, the Alignment Awards vested in full with respect to the former AMR named executive officers on their terminations of employment.

Change in Control Benefits for Continuing Executive Officers

We consider change in control and severance benefits to be essential to fulfilling our objective of attracting and retaining key managerial talent. AAG assumed the employment agreement Mr. Parker entered into with US Airways Group and executive change in control agreements with the other continuing executive officers, each of which was entered into prior to 2010 and provides for severance payments upon qualifying terminations. These agreements reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and allow and encourage management to focus their attention on obtaining the best possible outcome for stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. Under the agreements, in the event of a change in control or a qualifying termination, eligible executives may be entitled to receive a multiple of their salary, equity award acceleration, lifetime flight privileges, and certain other benefits. In addition to providing severance benefits to any participant who incurs a termination of employment following a change in control, Mr. Parker’s agreement provides for severance benefits in the event of termination other than for misconduct or termination by Mr. Parker for good reason under circumstances not involving a change in control. These severance benefits are more fully described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 76.

Under our continuing executive officers’ pre-existing severance and equity award agreements, as a result of the Merger, each named executive officer would have been entitled to the full vesting of each outstanding equity award held by the executive. However, in order to facilitate the Merger and obtain the support of the Creditor’s Committee, each executive waived his or her right to accelerate vesting at the closing of the Merger. In addition, under the severance agreements, each executive would have been entitled to severance and the full vesting of equity awards if he or she resigned based upon changes to his or her position made as a result of the Merger during a specified period of time following the Merger. In exchange for eligibility to receive an award of RSUs under the one-time retention program as described above, each executive waived his or her right to receive those termination benefits by resigning based on the changes to his or her position made as a result of the Merge. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—Merger Equity Awards to Continuing and Former Named Executive Officers” beginning on page 51.

Severance and Other Benefits to Former AMR Named Executive Officers

In recognition of Mr. Horton’s role in the financial performance of AMR during 2013, the success and completion of the Chapter 11 Cases and emergence from bankruptcy, and the completion of the Merger, and in light of the compensatory arrangements entered into with other AAG executives, on December 9, 2013 AAG entered into a transition agreement with Mr. Horton (the “Transition Agreement”) providing for certain payments and benefits in connection with Mr. Horton’s transition from his role as President and Chief Executive Officer of AMR to his service as the Chairman of AAG’s Board of Directors. Pursuant to the Transition Agreement, Mr. Horton received (i) a cash payment equal to $5,411,772, (ii) an “alignment award” that, consistent with the Alignment Awards provided to other AAG executives, was intended to approximate the unvested in-the-money equity value and cash long-term incentive plan expectation of a similarly-situated US Airways Group executive, payable in cash equal to $6,510,150 and (iii) a performance bonus under the 2013 AMR STI. As described above, the Company also granted Mr. Horton a fully-vested RSU award covering 170,722 shares of AAG Common Stock, equal to the number of shares granted to US Airways Group’s Chief Executive Officer for 2013. Mr. Horton was also reimbursed for his legal fees incurred in connection with the Transition Agreement and any other prior Merger-related agreements. In addition, Mr. Horton and his wife will continue to receive lifetime flight privileges, as will his eligible dependents for as long as they remain eligible dependents. Mr. Horton will be provided an office and office support for a period of two years after the closing of the Merger.

In 2013, AMR entered into severance agreements with each former AMR named executive officer (other than Mr. Horton) (the “AMR Merger Severance Agreements”), which became effective upon the closing of the Merger. The terms of the AMR Merger Severance Agreements were similar to the terms of the severance agreements covering similarly-situated US Airways Group executives but, consistent with the commitment of AAG, do not include any excise tax gross-ups for payments made in connection with a change in control. Under the AMR Merger Severance Agreements, if the executive was terminated without cause or resigns for good reason within two years of the closing of the Merger, he or she was entitled to a severance payment equal to two times the sum of his or her (i) annual base salary, (ii) target short-term incentive award, and (iii) target long-term incentive award under an applicable long-term incentive program in effect on the termination date or a target award that would become payable to a similarly-situated US Airways Group employee under an LTIPP. In addition, each executive’s Alignment Awards and a pro rata amount of the 2013 Equity Awards vested in full, as described above in the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—Merger Equity Awards to Continuing and Former Named Executive Officers” beginning on page 51. Further, each executive was entitled to a lump sum payment equal to the cost of two years of COBRA medical coverage for the executive and his or her covered dependents and continuation of flight privileges for the executive and eligible family members for the executive’s lifetime. The benefits provided under the AMR Merger Severance Agreements were triggered with respect to each of the former AMR named executive officers (other than Mr. Horton) in connection with their terminations of employment on January 2, 2014. For more information on the benefits received by each of the AMR former named executive officers see the table “Merger-Related Compensation—Former AMR Named Executive Officers.”

AMR’s compensation committee and board of directors believed the arrangements described above were reasonable and appropriate in the context of the Merger and to preserve the integrity and value of AMR’s enterprise in contemplation of the Merger. Further, these arrangements took into account the treatment of similarly-situated executives of US Airways Group to encourage a smooth and orderly integration following the closing of the Merger and to maximize value. Meridian, AMR’s compensation committee’s independent consultant, reviewed the arrangements and concurred. Also, in the Chapter 11 Cases, the Creditors Committee (and its compensation consultant), after a thorough review, including by its retained compensation experts, fully supported implementation of these arrangements and also believed they were reasonable and appropriate.

Other Benefits and Perquisites	AAG maintains broad-based employee benefit plans in which all employees, including the continuing executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that AAG offers to all employees.

Continuing Enhanced Benefits at AAG

AAG will continue to provide many of the same enhanced benefits available under legacy programs at AMR and US Airways Group to the continuing executive officers. These benefits and perquisites provide convenience and support services that allow our executives to more fully focus attention on carrying out their responsibilities to our stockholders. These benefits and perquisites are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. The incremental cost to us of providing these benefits is not material.

Following standard airline industry practice, AAG will provide certain flight privileges to its employees. Free flights on our airlines are available to all employees, although “positive space” flight privileges are provided to the continuing executive officers and other senior employees. In addition, as was provided by US Airways Group, we will cover the income tax liabilities related to those flight privileges. We believe that such flight privileges for the continuing executive officers is consistent with airline industry practice and are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges without tax consequences to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facilities appearance and quality, and monitor operational performance throughout the domestic and international route system.

Consistent with the flight privileges provided by AMR and US Airways Group, the positive space flight privileges provided to continuing executive officers include unlimited reserved travel in any class of service for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to travel lounges at various airports. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. The continuing executive officers are required to pay any international fees and taxes, if applicable.

AAG will also continue to offer executives perquisites in the form of financial advisory services and executive physicals, previously provided by US Airways Group. We will reimburse up to $4,500 annually for their personal tax planning, estate planning, and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will also pay the full cost of their physicals and up to $2,500 of additional diagnostic tests elected by the executive.

As required under Mr. Parker’s employment agreement, US Airways Group paid, and AAG will continue to pay, monthly dues and assessments for a club membership. In addition, Mr. Parker is a participant in the America West Directors’ Charitable Contribution Program, under which US Airways Group paid annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table.

Prior to the Merger, our continuing executive officers also received life insurance and long-term disability benefits at US Airways Group that were at an enhanced level compared to what was provided for other employees. US Airways Group also made additional cash payments to certain continuing executive officers to cover their income tax liabilities associated with taxable life insurance benefits. These were grandfathered benefits for three of six continuing executive officers and we intend to continue these benefits for these three named executive officers; US Airways Group did not offer this benefit, and we do not expect to offer this benefit, to other continuing executive officers.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 62 and the section entitled

“Executive Compensation—Employment and Other Executive Agreements” beginning on page 76.

Legacy (Pre-Merger) Enhanced Benefits of AMR

Other than flight privileges, AMR generally did not provide any other significant perquisites to its executives. Instead, AMR provided personal allowances to its named executive officers, as described in footnote (g) to the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 62.

Retirement Programs of AMR

The former AMR named executive officers participated in the AMR Retirement Benefit Plan. This is a defined benefit plan that provides compensation to all of AMR’s eligible employees during their retirement. As part of the Chapter 11 Cases, all benefits under the AMR Retirement Benefit Plan were frozen for all employees, including AMR’s named executive officers, as of October 31, 2012.

The former AMR named executive officers also participated in the AMR SuperSaver Plan (401(k) plan), a defined contribution plan, to help eligible employees plan for their retirement. Eligible employees who are not accruing additional benefits under the AMR Retirement Benefit Plan are eligible to receive dollar-for-dollar employer matching contributions under the AMR SuperSaver Plan, up to 5.5% of eligible earnings. Mr. Ream was not eligible to receive additional accruals under the AMR Retirement Benefit Plan. When he returned to AMR in 2009, he instead began receiving matching contributions under the AMR SuperSaver Plan. Effective upon the freeze of benefit accruals under the AMR Retirement Benefit Plan on October 31, 2012, AMR began making matching contributions under the AMR SuperSaver Plan to the accounts of the other named executive officers and AMR’s other eligible employees, up to 5.5% of eligible earnings.

The former AMR named executive officers were also eligible to participate in the AMR Non-Qualified Plan. The AMR Non-Qualified Plan is designed to address limits on benefits AMR can pay or contribute under the AMR Retirement Benefit Plan and AMR SuperSaver Plan pursuant to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Like the AMR Retirement Benefit Plan, as of October 31, 2012, the defined benefits portion of the AMR Non-Qualified Plan was frozen for the former AMR named executive officers. The AMR Non-Qualified Plan also provides for payments upon a qualifying change in control. The Merger did not constitute a change in control for purposes of the AMR Non-Qualified Plan.

Each former AMR named executive officer was fully vested in his or her accrued benefits under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan at the time of his or her termination of employment on January 2, 2014 as each had completed at least five years of vesting service prior to such termination.

For further details regarding AMR’s retirement plans, see the sections entitled “Executive Compensation—Pension Benefits Table” beginning on page 71 and “Executive Compensation—Non-Qualified Deferred Compensation Table” beginning on page 75 and the accompanying narrative discussion and footnotes that follow those tables.

Continuing Focus on Leading Practices	Stock Ownership Guidelines

AAG has a stock ownership policy for the continuing executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) common stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (c) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Executives have five years from the later of the Merger Effective Date or the time of hire to comply with the ownership policy. The Compensation Committee will annually review the executive officers’ stock ownership status and the timeline for compliance. Under the policy, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of AAG Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by AAG except to the extent such sales do not, cumulatively, exceed 50% of such shares.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary	Fixed Shares
Chief Executive Officer	6x	116,667
President	3x	54,167
Chief Operating Officer	3x	50,000
Executive Vice President	3x	47,917
Senior Vice President	1x	11,111

Clawback Policy

AAG has adopted a clawback policy that applies to all continuing executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event AAG’s financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board of Directors any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

Prohibition on Hedging and Pledging

AAG’s insider trading policy prohibits continuing executive officers and directors from hedging the economic risk of security ownership. In addition, continuing executive officers and directors are prohibited from pledging Company securities to secure margin or other loans.

Section 280G Policy

Consistent with prior policy at AMR and US Airways Group, we have committed to not enter into new, or modify existing, agreements with any continuing executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G upon a change in control.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the Chief Executive Officer or the next three most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m) of the Code. The Compensation Committee considers the impact of this rule when developing and implementing executive compensation programs and may attempt to structure the programs to comply with these requirements. However, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs and has adopted, and may continue to adopt, compensation components that do not meet the requirements for an exemption from Section 162(m) of the Code. The Compensation Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing executive compensation programs. In particular, the Compensation Committee considers the accounting treatment of alternative forms of stock-based compensation under Accounting Standards Classification (“ASC”) Topic 718 when approving awards of stock-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

Compensation Committee

Richard C. Kraemer (Chairman)

James F. Albaugh

Jeffrey D. Benjamin

Alberto Ibargüen

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April 25, 2014, including their ages and principal occupations.

Name	Age	Title
W. Douglas Parker	52	Chief Executive Officer of AAG, American and US Airways Group
J. Scott Kirby	46	President
Elise R. Eberwein	48	Executive Vice President—People and Communications
Robert D. Isom, Jr.	50	Chief Operating Officer and Chief Executive Officer of US Airways
Stephen L. Johnson	57	Executive Vice President—Corporate Affairs
Derek J. Kerr	49	Executive Vice President and Chief Financial Officer

Below is certain information as of April 25, 2014 regarding AAG’s executive officers other than W. Douglas Parker. For similar information regarding Mr. Parker as of April 25, 2014, see the section entitled “Proposal 1: Election of Directors” beginning on page 6.

J. Scott Kirby	Scott Kirby is President of AAG and American, positions he has held since December 2013. Previously, Mr. Kirby served as President of US Airways. Prior to being named President of US Airways in 2006, Mr. Kirby was US Airways’ Executive Vice President—Sales and Marketing, a position he held at America West prior to the two carriers’ 2005 merger. He joined America West in 1995 as Senior Director, Scheduling and Planning, and was promoted to Vice President, Planning, in 1997. Mr. Kirby was named Vice President, Revenue Management, in 1998 and Senior Vice President, e-business, in early 2000. Prior to joining America West, Mr. Kirby worked for American Airlines Decision Technologies (“AADT”), a subsidiary of AMR, and worked at the Pentagon prior to AADT.

Elise R. Eberwein	Elise Eberwein is Executive Vice President—People and Communications for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, her role since 2009. Ms. Eberwein has 28 years of industry experience and joined America West in 2003 as Vice President, Corporate Communications, from Denver-based Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at that airline in operations, marketing and communications.

Robert D. Isom, Jr.	Robert Isom is Executive Vice President and Chief Operating Officer for AAG and American and Chief Executive Officer of US Airways, positions he has held since December 2013. Previously, Mr. Isom served as Executive Vice President and Chief Operating Officer at US Airways, his role since 2007. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Stephen L. Johnson

Stephen Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, his role since 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003,

Mr. Johnson held a variety of positions with America West prior to its merger with US Airways Group, including Executive Vice President—Corporate. Prior to joining America West, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Derek J. Kerr	Derek J. Kerr is Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of AWA. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

EXECUTIVE COMPENSATION

Summary Compensation Table(a)

The following table provides compensation earned by our named executive officers in the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($) (b)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
W. Douglas Parker,	2013	42,308	0	15,415,270	0	2,200,000	0	3,552	17,661,130
Chief Executive Officer
Derek J. Kerr,	2013	33,622	0	6,606,551	0	1,639,091	0	564	8,279,828
Executive Vice President and Chief Financial Officer
J. Scott Kirby,	2013	42,868	0	11,010,911	0	2,229,164	0	620	13,283,563
President
Robert D. Isom, Jr.,	2013	37,826	0	7,707,623	0	1,843,976	0	1,504	9,590,929
Chief Operating Officer and Chief Executive Officer of US Airways, Inc.
Stephen L. Johnson,	2013	35,724	0	6,606,551	0	1,741,534	0	200	8,384,009
Executive Vice President—Corporate Affairs
Thomas W. Horton,	2013	591,911	0	4,199,761	0	1,183,822	250,143	13,117,484	19,343,121
formerly President and Chief Executive Officer	2012	618,135	0	0	0	633	1,092,937	37,458	1,749,163
	2011	618,135	0	2,220,421	441,045	83	871,138	31,978	4,182,800

Isabella D. Goren,	2013	551,193	0	4,185,640	0	955,217	251,894	3,549,428	9,493,372
formerly Senior Vice President and Chief Financial Officer	2012	540,385	0	0	0	633	771,956	36,823	1,349,797
	2011	508,007	0	883,694	175,511	83	561,082	31,939	2,160,316

Daniel P. Garton,	2013	541,087	0	4,803,789	0	937,705	320,240	3,459,466	10,062,287
formerly Executive Vice President	2012	530,478	0	0	0	0	1,112,837	34,282	1,677,597
	2011	530,478	0	1,639,078	308,187	0	892,917	31,708	3,402,368
James B. Ream,	2013	581,196	0	4,803,789	0	1,007,213	11,140	3,696,030	10,099,368
formerly Senior Vice President of Operations	2012	569,800	0	0	0	633	15,060	56,054	641,547

(a)

This table provides information about the compensation paid or awarded by AAG (and its predecessor AMR) to the named executive officers in the format and manner required by the SEC and does not capture compensation paid or awarded by US Airways Group prior to the Merger. The table below is identical to the Summary Compensation Table above except that the reported amounts for the continuing named executive officers: (i) provides the compensation paid or awarded to our continuing named executive officers by both US Airways Group (prior to the Merger Effective Date) and by AAG (on or following the Merger Effective Date) for the fiscal year ended December 31, 2013; and (ii) excludes the grant date fair value, as calculated in accordance with ASC Topic 718, of the one-time retention RSU awards granted on the Merger Effective Date. We believe this presentation more accurately reflects the regular compensation of the continuing named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Regular Compensation ($)
W. Douglas Parker	2013	550,000	2,693,993	0	2,200,000	55,903	5,499,896
Derek J. Kerr	2013	432,684	1,071,999	0	1,639,091	27,261	3,171,035
J. Scott Kirby	2013	551,672	1,885,994	0	2,229,164	35,638	4,702,468
Robert D. Isom, Jr.	2013	486,769	1,071,999	0	1,843,976	40,355	3,443,099
Stephen L. Johnson	2013	459,727	1,071,999	0	1,741,534	50,726	3,323,986

(b)	With respect to the continuing named executive officers, amounts represent base salary payments paid by AAG (and its predecessor AMR) to each named executive officer.

(c)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by AAG (and its predecessor AMR) during 2013, 2012 and 2011 to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs is equal to the number of shares underlying the RSUs multiplied by the closing price of AAG Common Stock on the date of grant. See also Note 12 to AAG’s consolidated financial statements in its 2013 Annual Report on Form 10-K. With respect to the RSU awards granted under the retention program that will vest based on the satisfaction of performance conditions, the grant date fair value is calculated based on the probable outcome of the performance condition, which also represents the aggregate maximum fair value assuming the highest level of achievement of the performance conditions.

(d)	AAG (and its predecessor AMR) did not grant any options or SARs in 2013 or 2012. The amounts shown for 2011 represent the aggregate grant date fair value of the SARs granted in 2011 determined in accordance with ASC Topic 718.

(e)	With respect to our continuing named executive officers, amounts represent payments under the US Airways Group 2013 AIP and the US Airways Group 2011-2013 LTIPP. With respect to the former AMR named executive officers, for 2013, represent payments under the AMR 2013 STI. For additional information on the payouts under these cash incentive programs, see the sections entitled “Compensation Discussion and Analysis—Cash Incentive Programs” beginning on page 46.

(f)	The amounts shown for the former AMR named executive officers are the change in the actuarial present value of the accumulated benefit under both the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan from January 1 to December 31 of each year. The present value of the accumulated benefits increased from December 31, 2012 to December 31, 2013 because the assumed retirement age was changed due to the termination of the former AMR named executive officers. At December 31, 2012, the officers were active employees and were assumed to retire at their earliest unreduced retirement age. At December 31, 2013, they were no longer active employees and were assumed to retire at their earliest retirement age. This assumption change increased the present value of the benefits. This increase was partially offset by a change in the discount rate from 4.2% at December 31, 2012 to 5.1% at December 31, 2013. For Mr. Horton, the amounts also include additional years of credited service under the AMR Non-Qualified Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The amounts reflect that the benefit accruals under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan were frozen as of October 31, 2012.

(g)	The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2013 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to AAG.

	W. Douglas Parker	Derek J. Kerr	J. Scott Kirby	Robert D. Isom, Jr.	Stephen L. Johnson	Thomas W. Horton	Isabella D. Goren	Daniel P. Garton	James B. Ream
Flight Privileges (a)	$-	$-	$-	$-	$-	$948	$11,941	$389	$0
Life Insurance and Long-Term Disability Premiums (b)	1,462	442	480	200	200	1,562	2,182	3,324	3,517
Physical Exams and Medical Services	0	0	0	0	0	2,500	2,500	2,500	0
Personal Allowance (c)	0	0	0	0	0	25,364	27,000	27,000	27,000
Cash Severance (d)	0	0	0	0	0	11,921,922	3,375,880	3,328,711	3,542,713
Reimbursement of Legal Fees (e)	0	0	0	0	0	800,000	0	0	0
Office and Office Support (f)	0	0	0	0	0	268,923	0	0	0
Broker Fees for Stock Option Exercises	0	0	0	0	0	2,491	1,134	2,635	543
Gross-Up Payments (g)	2,090	122	140	1,304	0	0	0	0	0
Matching Employer Contributions to 401(k) and Non-Qualified Plan	0	0	0	0	0	32,555	30,316	29,760	31,966
Vacation Payment due to Separation	0	0	0	0	0	61,219	98,475	65,147	90,291

(a)	The amounts represent the incremental cost of flight privileges provided to the former AMR named executive officers on American and American Eagle in any available class of service, including the estimated cost of incremental fuel, catering, and insurance, but excluding the associated fees and taxes they paid. For Ms. Goren, also represents the incremental cost of positive space flight privileges for her, her spouse and her dependents for the life of the executive in accordance with the terms of the AMR Merger Severance Agreements. Other than Ms. Goren and Mr. Horton, each other former AMR named executive officer was entitled to this benefit under AMR’s retirement policies because they had attained age 55 and were retirement eligible. Mr. Horton was also entitled to this benefit under a grandfathered policy at AMR. The incremental cost of flight privileges for the continuing named executive officers have been omitted in accordance with SEC rules as the flight privileges and other perquisites provided to the continuing named executive officers by AAG following the closing of the Merger were less than $10,000 in the aggregate.

(b)	With respect to the continuing named executive officers, includes the premiums provided following the Merger Effective Date as follows: (i) premium payments with respect to group term life insurance, accidental death and dismemberment, and long-term disability, (ii) with respect to Messrs. Parker, Kirby, and Kerr, premium payments made in excess of the amount of company-paid premiums for employees generally with respect to coverage of the named executive officer under a life insurance policy, and (iii) with respect to Mr. Parker only, the portion of the premiums paid attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program. With respect to each former AMR named executive officer, represents premium payments with respect to a group term life insurance policy and a portion of premiums paid for long-term disability insurance.

(c)	For the former AMR named executive officers, represents a personal annual allowance of up to $27,000.

(d)

Pursuant to the Transition Agreement, Mr. Horton received a cash payment equal to $5,411,772 and an alignment award payable in cash equal to $6,510,150. Pursuant to the terms of the AMR Merger Severance Agreements, for each other former AMR named executive officer, represents cash severance payments paid upon each executive’s qualifying termination of employment on January 2, 2014 and execution of a general release. Such payments represent (i) a cash payment equal to two times the executive’s then-current annual base salary, (ii) a payment equal to 200% of the executive’s then-current target bonus under AMR’s 2013 Short-Term Incentive Plan, and (iii) a payment equal to 200% of the target long-term incentive award payable to a similarly-situated US Airways manager under the 2013 LTIPP. In addition, pursuant to the terms of the AMR Merger Severance Agreements, for each former AMR named executive officer, other than Mr. Horton, includes a payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents.

(e)	Represents amounts we reimbursed to Mr. Horton for his legal fees incurred in connection with the Transition Agreement and prior Merger-related agreements.

(f)	For Mr. Horton, amount represents the incremental cost of providing him with an office and office support for a period of two years after the closing of the Merger.

(g)	Amount represents tax gross-up payments with respect to flight privileges and life insurance.

Grants of Plan-Based Awards in 2013

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under IAP Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (d)
					Target (#)/Maximum (#)
		Threshold ($)	Target ($)	Maximum ($)
W. Douglas Parker		0(a)	687,500(a)	1,100,000(a)
		297,000(b)	687,500(b)	1,100,000(b)
	12/9/2013				313,319(e)	313,318(f)	15,415,270
Derek J. Kerr		0(a)	437,091(a)	874,182(a)
		187,949(b)	437,091(b)	764,909(b)
	12/9/2013				134,280(e)	134,279(f)	6,606,551
J. Scott Kirby		0(a)	613,020(a)	1,114,582(a)
		273,073(b)	640,885(b)	1,114,582(b)
	12/9/2013				223,799(e)	223,799(f)	11,010,911
Robert D. Isom, Jr.		0(a)	491,727(a)	983,454(a)
		211,443(b)	491,727(b)	860,522(b)
	12/9/2013				156,659(e)	156,659(f)	7,707,623
Stephen L. Johnson		0(a)	464,409(a)	928,818(a)
		199,696(b)	464,409(b)	812,716(b)
	12/9/2013				134,280(e)	134,279(f)	6,606,551
Thomas W. Horton		0(c)	739,889(c)	1,183,822(c)
	12/9/2013					170,722(g)	4,199,761
Isabella D. Goren		0(c)	551,193(c)	1,102,385(c)
	12/9/2013					67,934(h)	1,671,176
	12/9/2013					102,214(i)	2,514,464
Daniel P. Garton		0(c)	541,087(c)	1,082,175(c)
	12/9/2013					67,934(h)	1,671,176
	12/9/2013					127,342(i)	3,132,613
James B. Ream		0(c)	581,196(c)	1,162,392(c)
	12/9/2013					67,934(h)	1,671,176
	12/9/2013					127,342(i)	3,132,613

(a)	Represents potential payouts of US Airways Group 2013 AIP. For each continuing named executive officer, total payments for 2013 were 200% of base salary. The annual incentive program with respect to the continuing named executive officers was funded 100% based upon the achievement of a financial metric.

(b)	Represents potential payouts under the US Airways Group 2013-2015 LTIPP for the performance periods beginning in 2013.

(c)	Represents target and maximum amounts that could have been earned under the AMR 2013 STI.

(d)	The amounts shown in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by AAG during 2013 to the named executive officers. The grant date fair value is equal to the number of shares underlying the RSUs multiplied by the closing price of AAG Common Stock on the date of grant. See also Note 12 to AAG’s consolidated financial statement in its 2013 Annual Report on Form 10-K.

(e)

Represents 50% of the one-time special RSU awards granted under the retention program that will vest, subject to the executive’s continued employment, with respect to (ii) half of the shares on the earlier to occur of (a) December 16, 2015, if the Company is issued a Single Operating Certificate prior to or on that date or (b) the date on which the Company is issued a Single Operating Certificate, provided that such date is prior to or on December 9, 2016; and

(iii) with respect to half of the shares on the date the Board of Directors or Compensation Committee determines that the Company has achieved at least $1 billion in net synergies with respect to fiscal year 2015 or 2016.

(f)	Represents 50% of the one-time special RSU awards granted under the retention program that will vest, subject to the executive’s continued employment, on December 16, 2015.

(g)	Mr. Horton’s emergence RSU award was fully vested as of the grant date.

(h)	Represents the 2013 Equity Awards granted upon the completion of the Merger. The 2013 Equity Awards vest in equal amounts in April 2014, 2015, and 2016. Under the terms of the former AMR named executive officers’ severance agreements, 25% of the 2013 Equity Awards vested in full on their terminations of employment on January 2, 2014.

(i)	Represents the Alignment Awards granted to the former AMR named executive officers (other than Mr. Horton) in 2013 effective upon the completion of the Merger. One-third of the Alignment Awards vested on the closing of the Merger and one-third will vest on each of the first and second anniversary of the closing of the Merger. Pursuant to the terms of their severance agreements, the Alignment Awards vested in full with respect to the former AMR named executive officers on their terminations of employment.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each named executive officer as of December 31, 2013.

Name	Option/Stock Appreciation Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (j)	IAP Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (j)
W. Douglas Parker					313,318(c)	7,911,279	313,319(i)	7,911,305
					170,722(d)	4,310,731
	98,250	196,498(a)	7.62	4/11/2019	117,848(e)	2,975,662
	160,357	80,179(b)	8.14	4/20/2018	56,125(f)	1,417,156
	231,060	-	7.42	4/14/2017
	849,000	-	3.10	4/8/2016
	275,000	-	6.70	8/5/2015
	196,820	-	8.84	4/9/2018
	90,000	-	45.01	4/11/2017
	120,000	-	38.44	4/19/2016
	196,000	-	19.30	9/27/2015
	206,250	-	20.97	8/4/2015
	103,125	-	25.60	2/25/2014
Derek J. Kerr					134,279(c)	3,390,545	134,280(i)	3,390,570
					67,934(d)	1,715,334
	39,096	78,191(a)	7.62	4/11/2019	46,894(e)	1,184,074
	63,809	31,905(b)	8.14	4/20/2018	22,333(f)	563,908
	119,200	-	7.42	4/14/2017
	292,000	-	3.10	4/8/2016
	25,000	-	7.65	1/22/2016
	51,020	-	6.70	8/5/2015
	26,020	-	8.84	4/9/2018
	12,500	-	45.01	4/11/2017
	12,500	-	38.44	4/19/2016
	51,500	-	19.30	9/27/2015
J. Scott Kirby					223,799(c)	5,650,925	223,799(i)	5,650,925
					119,518(d)	3,017,830
	68,782	137,564(a)	7.62	4/11/2019	82,502(e)	2,083,176
	112,262	56,131(b)	8.14	4/20/2018	39,292(f)	992,123
	126,025	-	7.42	4/14/2017
	237,919	-	3.10	4/8/2016
	95,753	-	6.70	8/5/2015
	70,881	-	8.84	4/9/2018
	31,500	-	45.01	4/11/2017
	37,500	-	46.11	10/2/2016
	18,000	-	38.44	4/19/2016
	82,500	-	19.30	9/27/2015
	20,625	-	25.60	2/25/2014
Robert D. Isom, Jr.					156,659(c)	3,955,640	156,659(i)	3,955,640
					67,934(d)	1,715,334
	39,096	78,191(a)	7.62	4/11/2019	46,894(e)	1,184,074
	63,809	31,905(b)	8.14	4/20/2018	22,333(f)	563,908
	119,200	-	7.42	4/14/2017
	292,000	-	3.10	4/8/2016
	143,855	-	6.70	8/5/2015
	101,630	-	8.84	4/9/2018
	70,000	-	31.14	9/6/2017

Name	Option/Stock Appreciation Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (j)	IAP Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (j)
Stephen L. Johnson					134,279(c)	3,390,545	134,280(i)	3,390,570
					67,934(d)	1,715,334
	39,096	78,191(a)	7.62	4/11/2019	46,894(e)	1,184,074
	63,809	31,905(b)	8.14	4/20/2018	22,333(f)	563,908
	119,200		7.42	4/14/2017
	275,000		3.10	4/8/2016
	175,000		2.80	3/16/2016
Thomas W. Horton	-	-	-	-	-	-	-	-
Isabella D. Goren	-	-	-	-	67,934(g)	1,715,334	-	-
					68,143(h)	1,720,611
Daniel P. Garton	-	-	-	-	67,934(g)	1,715,334	-	-
					84,895(h)	2,143,588
James B. Ream	-	-	-	-	67,934(g)	1,715,334	-	-
					84,895(h)	2,143,588

(a)	Represents SARs that vest 50% on each of April 11, 2014 and April 11, 2015.

(b)	Represents SARs that vest 100% on April 20, 2014.

(c)	Represents 50% of the one-time special RSU awards granted under the retention program that will vest, subject to the executive’s continued employment, on December 16, 2015.

(d)	Represents RSUs that vest in increments of one-third on each of April 10, 2014, April 10, 2015 and April 10, 2016

(e)	Represents RSUs that vest 50% on each of April 11, 2014 and April 11, 2015.

(f)	Represents RSUs that vest 100% on April 20, 2014.

(g)	Represents the 2013 Equity Awards granted upon the completion of the Merger. The 2013 Equity Awards vest in equal amounts in April 2014, 2015, and 2016. Under the terms of the former AMR named executive officers’ severance agreements, 25% of the 2013 Equity Awards vested in full on their terminations of employment on January 2, 2014.

(h)	Represents the Alignment Awards granted to the former AMR named executive officers (other than Mr. Horton) in 2013 effective upon the completion of the Merger. One-third of the Alignment Awards vested on the closing of the Merger and one-third will vest on each of the first and second anniversary of the closing of the Merger. Pursuant to the terms of their severance agreements, the Alignment Awards vested in full with respect to the former AMR named executive officers on their terminations of employment.

(i)	Represents 50% of the one-time special RSU awards granted under the retention program that will vest, subject to the executive’s continued employment, with respect to (ii) half of the shares on the earlier to occur of (a) December 16, 2015, if the Company is issued a Single Operating Certificate prior to or on that date or (b) the date on which the Company is issued a Single Operating Certificate, provided that such date is prior to or on December 9, 2016; and (iii) with respect to half of the shares on the date the Board of Directors or Compensation Committee determines that the Company has achieved at least $1 billion in net synergies with respect to fiscal year 2015 or 2016.

(j)	The market value of RSUs was calculated by multiplying $25.25, the closing price of a share of AAG Common Stock on December 31, 2013, by the number of unvested RSUs outstanding under the award.

Option Exercises and Stock Vested

The following table provides information regarding all exercises of AAG (and its predecessor AMR) stock options or SARs and the vesting of AAG (and its predecessor AMR) RSUs held by the named executive officers during the year ended December 31, 2013. In accordance with SEC rules, amounts do not capture exercises of US Airways Group stock options or SARs or the vesting of US Airways Group RSUs prior to the Merger.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized of Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized of Vesting ($) (b)
W. Douglas Parker	-	-	-	-
Derek J. Kerr	-	-	-	-
J. Scott Kirby	-	-	-	-
Robert D. Isom, Jr.	-	-	-	-
Stephen L. Johnson	-	-	-	-
Thomas W. Horton	375,670	2,030,761	170,722(c)	3,849,781
Isabella D. Goren	198,650	788,436	34,071(c)	768,301
Daniel P. Garton	330,970	1,235,326	42,447(c)	957,180
James B. Ream	108,890	511,942	42,447(c)	957,180

(a)	Represents the price at which shares were acquired upon exercise of the stock options net of the exercise price for acquiring shares.

(b)	Represents the vesting date market value of a share of AAG Common Stock multiplied by the number of shares that have vested.

(c)	Includes, in the case of Mr. Horton, the emergence RSU grant, which was fully vested on the date of grant, and with respect to the other former AMR named executive officers, one-third of the Alignment Awards that vested on the date of grant. Does not include deferred shares awarded by AMR prior to the filing of the Chapter 11 Cases that vested during 2013. Similar to the treatment of other shares of AMR common stock, those shares were canceled on the Merger Effective Date and the former AMR named executive officers are entitled to certain distributions of AAG Common Stock in accordance with the Bankruptcy Plan.

Pension Benefits Table

The following table summarizes the present value of the accumulated pension benefits of the former AMR named executive officers who participated in the AMR Retirement Benefit Plan and AMR Non-Qualified Plan as of December 31, 2013. None of the continuing named executive officers are eligible to participate in the AMR plans. In addition, US Airways Group did not offer any pension benefits to the continuing named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Thomas W. Horton	AMR Retirement Benefit Plan	22.573(b)	1,014,216	0
	AMR Non-Qualified Plan	26.473(b)	4,739,223	0(c)
Isabella D. Goren	AMR Retirement Benefit Plan	25.283	1,242,161	0
	AMR Non-Qualified Plan	25.283	1,927,007	0
Daniel P. Garton	AMR Retirement Benefit Plan	25.286	1,310,523	0
	AMR Non-Qualified Plan	25.286	4,801,983	0(d)
James B. Ream	AMR Retirement Benefit Plan	6.456	85,552	0
	AMR Non-Qualified Plan	0	0	0

(a)	Prior to the commencement of the Chapter 11 Cases, AMR partially funded the benefits under the AMR Non-Qualified Plan into a trust as described in “AMR Non-Qualified Plan” below. Assets in the trust are separate from AAG’s operating assets and become payable to the named executive officer only upon normal or early retirement. The amounts listed in this column for the AMR Non-Qualified Plan reflect the present value of the total benefit payable under the AMR Non-Qualified Plan to each of the named executive officers, without any reduction for amounts contributed to the trust. Tax laws treat the contributions made to the trust under the AMR Non-Qualified Plan as taxable income to the named executive officers, requiring them to pay applicable federal, state, and local income taxes. We did not reduce the AMR Non-Qualified Plan amounts shown in this column to reflect the contributions to the trust or the tax liabilities since AMR did not know the impact of the tax liabilities until normal or early retirement. We, therefore, do not consider such amounts as paid from the AMR Non-Qualified Plan until that time. No contributions to the trust under the AMR Non-Qualified Plan were made in 2013 or at any time after the commencement of the Chapter 11 Cases.

(b)	As of December 31, 2013, Mr. Horton had 22.573 years of credited service under the AMR Retirement Benefit Plan and 26.473 years of credited service under the AMR Non-Qualified Plan. Mr. Horton left AMR in 2002 and rejoined it in 2006. Under the terms of the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan, Mr. Horton’s prior credited service in each plan was reinstated when he rejoined AMR. In addition, under his employment agreement, Mr. Horton had earned an additional 3.9 years of age and service credit under the AMR Non-Qualified Plan with an estimated value of $1,818,313.

(c)	$1,342,752 was paid to Mr. Horton from the trust under the AMR Non-Qualified Plan in January 2014.

(d)	$1,446,435 was paid to Mr. Garton from the trust under the AMR Non-Qualified Plan in February 2014.

Discussion Regarding 2013 Pension Benefits Table	In 2013, the former AMR named executive officers participated in the AMR Retirement Plan and the AMR Non-Qualified Plan, the principal features of which are described below.

AMR Retirement Benefit Plan

The AMR Retirement Benefit Plan assists most AMR’s salaried employees, including the former AMR named executive officers, during their retirement. AMR has similar defined benefit plans for other American employees, including those covered by collectively bargained labor agreements. The AMR Retirement Benefit Plan is only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of service in one year prior to that date. To vest in the plan’s benefits, a participant must also (i) complete at least five years of service, (ii) reach age 65, or

(iii) be permanently and totally disabled. After becoming a participant in the AMR Retirement Benefit Plan, each participant earns one year of credited service for each plan year in which at least 1,900 hours of service are completed.

Normal retirement age under the plan is 65. However, participants with at least ten years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who terminate before age 60 with more than ten but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. AMR Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint, and survivor guaranteed period or level income. For the level income payment option, the monthly payments are reduced for the receipt of social security benefits.

The AMR Retirement Benefit Plan complies with ERISA and qualifies for an exemption from federal income tax under the Code. As a qualified plan, it is subject to various restrictions under the Code and ERISA that limit the maximum annual benefit payable under the plan. The limit was $205,000 in 2013. The Code also limits the maximum amount of annual compensation that we may take into account under the AMR Retirement Benefit Plan. The limit was $255,000 in 2013. As described further in “AMR Non-Qualified Plan” below, the AMR Non-Qualified Plan addresses these limits on benefit payments to the former AMR named executive officers.

The benefit payable to all participants (including the former AMR named executive officers) under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan is determined using the four formulas described below. As required by the plans, the formula that provides the participant the greatest benefit is used. For purposes of the table above, we therefore assumed that Mr. Horton, Ms. Goren, and Mr. Garton will each receive benefits under the AMR Retirement Benefit Plan pursuant to the “Final Average Retirement Benefit Formula,” and under the AMR Non-Qualified Plan pursuant to the “Social Security Offset Formula.” Mr. Ream’s benefit under the AMR Retirement Benefit Plan was calculated pursuant to the “Career Average Benefit Formula.” Mr. Ream does not have a defined benefit in the AMR Non-Qualified Plan. Each formula is described below.

•	Final Average Retirement Benefit Formula. Under this formula, a participant’s annual benefit at normal retirement will equal the product of (i) 1.667% of his or her final average compensation times (ii) his or her years of credited service. Final average compensation is the average of the participant’s “pensionable pay” during the four highest paid consecutive years during the last ten years of employment. Pensionable pay includes regular pay, but excludes bonuses, expenses, and equity-based compensation.
•	Career Average Benefit Formula. A participant’s annual benefit at normal retirement under this formula will equal the sum of the following amounts, determined for each year the participant is a member of the AMR Retirement Benefit Plan: (i) 1.25% times the participant’s pensionable pay (as described above) for each year up to $6,600 and (ii) 2% times the participant’s pensionable pay for each such year over $6,600.
•	Social Security Offset Formula. A participant’s annual benefit at normal retirement under this formula will equal the difference between

(i) the product of (a) 2% of the participant’s final average compensation (as described above) times (b) the participant’s years of credited service, and (ii) the product of (a) 1.5% of the participant’s estimated annual Social Security benefit times (b) the participant’s years of credited service, up to a maximum of 33.3 years of service.

•	Minimum Retirement Benefit Formula. Under this formula, a participant’s annual benefit at normal retirement will equal the product of (i) 12, times (ii) (a) $23.50 for participants whose final average compensation (as described above) is less than $15,000 or (b) $24.00 for participants whose final average compensation is at least $15,000, times (iii) the number of years of the participant’s credited service.
•	Benefit accruals under the AMR Retirement Benefit Plan were frozen for all AMR employees, including the former AMR named executive officers, as of October 31, 2012. Effective upon the freeze of benefit accruals, those employees received a replacement benefit under the AMR SuperSaver Plan in the form of matching employee contributions up to 5.5% of eligible earnings.

AMR Non-Qualified Plan

The AMR Non-Qualified Plan supplements the AMR Retirement Benefit Plan and the AMR SuperSaver Plan for the former AMR named executive officers because their compensation exceeds the maximum recognizable compensation limit allowed under the Code.

The AMR Non-Qualified Plan has two components: (i) a defined benefit component for Mr. Horton, Mr. Garton and Ms. Goren and other eligible officers who participated in the AMR Retirement Benefit Plan before it was frozen, and (ii) a defined contribution component for the named executive and other officers who participate in the AMR SuperSaver Plan. Mr. Ream is not entitled to a benefit under the defined benefit component of the AMR Non-Qualified Plan. The defined contribution component is discussed below under the “2013 Non-Qualified Deferred Compensation Table” and the accompanying narrative.

Under the defined benefit component, eligibility requirements and the formulas used to calculate benefits are generally the same as those under the AMR Retirement Benefit Plan. However, under the AMR Non-Qualified Plan, benefit calculations for the former AMR named executive officers also include: (i) the average of the four highest short-term incentive payments made since 1985, (ii) any additional years of credited service that may have been granted to the former AMR named executive officer, and (iii) the average of the four highest performance return payments made since 1989. “Performance return payments” are dividend equivalent payments AMR made between 1989 and 1999 on outstanding career equity shares. Performance return payments were calculated using: (a) the number of shares granted, (b) the grant price, (c) individual performance, and (d) a rolling three-year return on investment. Income received from long-term incentive compensation payments (such as stock option/SAR exercises, and performance share, deferred share, and career performance share payments) is not used to calculate benefits in the AMR Non-Qualified Plan. In addition, we granted additional years of credited service for Mr. Horton as reflected in the footnotes to the “2013 Pension Benefits Table” above.

Prior to the commencement of the Chapter 11 Cases, benefits payable under the defined benefit component of the AMR Non-Qualified Plan were periodically funded in a trust to give AMR Non-Qualified Plan participants a certainty of payment of their plan benefits that is comparable to that offered by the AMR Retirement Benefit Plan and AMR SuperSaver Plan. Payments to the trust result in taxable income to the participants. As they are participants in the AMR Non-Qualified Plan, the “2013 Pension Benefits Table” above reflects amounts the former AMR named executive officers accrued under the AMR Non-Qualified Plan (whether or not funded under the trust). No contributions to the trust under the Non-Qualified Plan were made in 2013 or at any time following the commencement of the Chapter 11 Cases.

As of December 31, 2013, Mr. Garton was eligible for early retirement under both the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan, but as described above, his benefits would be reduced 3% for each year his retirement age precedes age 60.

As of December 31, 2013, Mr. Horton’s additional 3.9 years of age provided to him under the compensation package negotiated in connection with his return to AMR in 2006 allows him to be eligible to retire under the AMR Non-Qualified Plan, with his benefit reduced 3% for each year his retirement age precedes his age 56.1 years. He will not be eligible to commence his AMR Retirement Benefit Plan until age 55.

As with the AMR Retirement Benefit Plan, all benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen as of October 31, 2012.

Present Value Calculations

The values of accrued benefits under the AMR Retirement Benefit Plan are determined using a 5.1% interest rate and the sex-distinct RP2000 Mortality Tables projected generationally using Scale BB. The lump sums payable under the AMR Non-Qualified Plan are calculated using the segment rates in effect three months prior to retirement (or the December 2013 segment rates for participants who are not yet eligible to retire) and the 2014 unisex mortality table prescribed by the IRS in the Pension Protection Act of 2006. Retirement benefits for both plans are then discounted to December 31, 2013 using an interest-only discount of 5.1%. At December 31, 2012, the same mortality table was used, but it was projected to 2020 using Scale AA. Also, the lump sums under the AMR Non-Qualified Plan were calculated using December 2012 segment rates and the present value of benefits under both plans was calculated using a 4.2% interest rate. The present value is the amount today that, with fixed interest earned over time, will equal the employees’ accrued retirement benefit at retirement. The present values for active employees generally assume retirement at age 60, which is the age when unreduced benefits may be available. The present value for terminated employees generally assumes retirement at the earliest age the officer is eligible to retire.

Non-Qualified Deferred Compensation Table

The following table provides information with respect to the non-qualified deferred compensation earned by the former AMR named executive officers for 2013. None of the continuing named executive officers are eligible to participate in the AMR plans. In addition, US Airways Group did not offer any non-qualified deferred compensation benefits to the continuing named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2013 ($)
Thomas W. Horton	0	18,530	13	0	18,543
Isabella D. Goren	0	16,291	9	0	16,300
Daniel P. Garton	0	15,735	9	0	15,744
James B. Ream	0	17,941	85	0	47,791

(a)	This company matching contribution amount is also reflected in the “All Other Compensation” column of the Summary Compensation Table in the section entitled “Executive Compensation—Summary Compensation Table” on page 62.

Discussion Regarding 2013 Non-Qualified Deferred Compensation Table	AMR established the AMR SuperSaver Plan, a tax-qualified defined contribution plan, to help the former AMR named executive officers and other eligible employees plan for their retirement. All regular full-time and part-time employees on the U.S. payroll were eligible to participate in the AMR SuperSaver Plan. Under that plan, AMR matched eligible employee contributions to the plan dollar-for-dollar, up to 5.5% of eligible earnings. Following the freeze of benefit accruals under the AMR Retirement Benefit Plan on October 31, 2012, AMR began to make these matching contributions to the accounts of all eligible employees (including all of the former AMR named executive officers) under the AMR SuperSaver Plan. The AMR SuperSaver Plan allows employees to select the investment options for their distributions from a variety of third party managed investment funds.

The AMR Non-Qualified Plan supplements the AMR SuperSaver Plan for the former AMR named executive officers because their compensation exceeds the maximum recognizable compensation limit allowed under the Code. After one year of service, an officer is eligible for matching contributions up to 5.5% of eligible earnings to the defined contribution component of the AMR Non-Qualified Plan. While there is no annual limit on the size of the matching contributions under the AMR Non-Qualified Plan, employee contributions to the AMR Non-Qualified Plan are not permitted. Contributions vest after three years of service, and participants are entitled to a distribution of their accounts upon a separation from AMR (and following the Merger, AAG). Investment elections for the AMR Non-Qualified Plan mirror the AMR SuperSaver Plan investment options available to all participating employees, and the investment elections by each former AMR named executive officer in the AMR SuperSaver Plan are used in the AMR Non-Qualified Plan.

Employment and Other Executive Agreements

Upon the closing of the Merger, AAG assumed certain agreements entered into between US Airways Group and our continuing named executive officers, as described below. References to US Airways Group below apply to AAG following the closing of the Merger.

Employment Agreement with W. Douglas Parker	We are party to an Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 (the “Parker Agreement”). The Parker Agreement provides for Mr. Parker to serve as Chairman of the board of directors and Chief Executive Officer of US Airways and US Airways Group. The Parker Agreement continues through December 31, 2014, and automatically extends for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.

Mr. Parker is entitled to the following under the Parker Agreement:

•	A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Compensation Committee.
•	An annual cash incentive award based on a target of at least 80% of his base salary and a maximum of 160% of his base salary. Mr. Parker’s annual incentive program target is currently 200% of his base salary and his maximum opportunity is 400 % of his base salary.
•	Participation in our LTIPP.
•	Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.
•	A $2 million term life insurance policy.
•	Membership fees and dues for up to two clubs that Mr. Parker may choose to join (Mr. Parker has joined only one club) and reimbursement of tax and financial planning assistance.
•	Participation in various employee benefit plans or programs provided to senior executives.
•	Positive space flight privileges for Mr. Parker, his wife and eligible dependents.

The Parker Agreement also provides for certain change in control and severance benefits, as described more fully below.

Potential Payments Upon Termination or Change in Control	This section describes payments that would be made to our continuing named executive officers upon a change in control or following a qualifying termination of employment. The narrative and table below describe specific benefits to which each continuing named executive officer is entitled under, as applicable, the Parker Agreement, the executive change in control agreement, and general plans that may apply to any executive officer participating in those plans, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2013. References to US Airways Group below apply to AAG following the closing of the Merger.

Parker Agreement

Termination for Good Reason, without Misconduct, or following a Change in Control. The Parker Agreement provides that if Mr. Parker terminates his employment for good reason, if US Airways Group terminates Mr. Parker’s employment for any reason other than misconduct, or if Mr. Parker terminates his employment for any reason within 24 months after a change in control, then Mr. Parker will be entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;
•	accelerated vesting of all stock and other awards held by Mr. Parker pursuant to the incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s base salary and (ii) the amount that would have been paid to him if the TSR for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date (this payment would be in settlement of US Airways Group’s obligations under the LTIPP, so that Mr. Parker would not receive the termination payments described above under the LTIPP in this case);
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, in addition to a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

For purposes of the Parker Agreement, “good reason” includes any of the following acts or failures to act, if not consented to by Mr. Parker in writing: (i) a material diminution in Mr. Parker’s titles, positions, functions, duties, or responsibilities, subject to Mr. Parker’s timely notification; (ii) the relocation of Mr. Parker outside the greater Phoenix, Arizona metropolitan area or the relocation of the principal executive offices of US Airways Group or US Airways outside such area, subject in each case to Mr. Parker’s timely notification; or (iii) the failure of US Airways Group and US Airways to perform any material obligation owed to Mr. Parker, including without limitation the failure to reelect or to re-appoint Parker to his offices and/or positions as Chairman of the boards of directors of US Airways Group and US Airways, subject to timely notification and US Airways Group’s and US Airways’ ability to cure.

In order to facilitate the Merger and obtain the support of the Creditors Committee, Mr. Parker waived his right to receive accelerated vesting of stock and other awards at the closing of the Merger. In addition, under his agreement, Mr. Parker would have been entitled to severance and full vesting of equity awards if he resigned during a specified period of time following the Merger. However, in exchange for eligibility to receive an award of RSUs as part of a retention program, Mr. Parker agreed to waive his right to receive those termination benefits as a result of the Merger.

Termination Due to Disability or Non-Renewal. If Mr. Parker’s employment is terminated because US Airways Group does not renew his employment agreement or if Mr. Parker’s employment is terminated because of disability, Mr. Parker is entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;

•	in the case of disability, accelerated vesting of all stock and other awards held by Mr. Parker pursuant to incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of termination;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

Termination Due to Death. If Mr. Parker’s employment terminates due to death, his estate is entitled to receive, subject to the signing of a general waiver and release of claims:

•	accelerated vesting of all stock options, SARs, RSUs, long-term incentive compensation, and other awards held by Mr. Parker pursuant to the 2011 Plan, the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), and other incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of death;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker’s eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment; and
•	positive space flight privileges for Mr. Parker’s wife and eligible dependents for their lifetimes.

The Parker Agreement also provides a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code. If Mr. Parker is entitled to receive severance payments under any other severance plans or policies, then the other severance payments will be reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups. If Mr. Parker’s employment terminates for any reason, he is entitled to receive accrued benefits and payments.

The following table provides the termination and/or change in control benefits payable to Mr. Parker under his employment agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment occurred on December 31, 2013. References to “Change in Control” in the table below are intended to capture a new change in control of AAG and not the Merger. Except for insured benefits, all payments will be made by AAG. All benefits in the table are pursuant to the terms of his employment agreement, unless otherwise noted.

Executive Benefits and Payments Upon Termination	Any Termination Following a Change in Control Other than by the Company for Misconduct	Executive Termination for Good Reason	Company Termination Other than for Misconduct	Termination on Expiration Date Following Non-Extension	Death	Disability
Compensation:
Base Salary	$1,100,000	$1,100,000	$1,100,000	$550,000	$-	$550,000
Annual Incentive Award	1,703,075(a)	1,703,075(a)	1,703,075(a)	851,537(a)	1,100,000(b)	851,537(a)
Long-Term Incentive Award	2,200,000(c)	2,200,000(c)	2,200,000(c)	1,100,000(d)	1,100,000(d)	1,100,000(d)
Acceleration of Unvested SARs and RSUs (e)	29,362,255	13,539,671	13,539,671	-	29,362,255	29,362,255
Extended Option and SAR Exercise Period (f)	2,863,748	2,863,748	2,863,748	-	2,863,748	2,863,748
Benefits and Perquisites:
Medical Benefits (g)	45,752	45,752	45,752	45,752	45,752	45,752
Life Insurance	6,967(h)	6,967(h)	6,967(h)	6,967(h)	2,000,000(i)	6,967(h)
Flight Privileges (j)	294,925	294,925	294,925	294,925	257,858	294,925
Tax Gross-up on Flight Privileges	221,194	221,194	221,194	221,194	193,394	221,194
280G Tax Gross-up (k)	2,483,861	-	-	-	-	-
Total	$40,281,777	$21,975,332	$21,975,332	$3,070,375	$36,923,007	$35,296,378

(a)	Amount represents a multiple of the average of Mr. Parker’s annual incentive award under the US Airways Group annual incentive plans for 2011, 2012 and 2013, which is $851,537.

(b)	Amount represents the amount of the annual incentive award earned by Mr. Parker under the US Airways Group 2013 AIP.

(c)	Mr. Parker receives two times the greater of (i) 125% of his salary or (ii) the amount he would receive under the LTIPP. Amount shown is two times 200% of Mr. Parker’s salary, as the payout under the US Airways Group LTIPP that ended December 31, 2013 was 200% of base salary.

(d)	Amount represents payment under the US Airways Group LTIPP for 2013.

(e)	Aggregate value of unvested RSUs is calculated at a price of $25.25, the closing price of AAG Common Stock on December 31, 2013, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $25.25.

(f)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. Assumes (i) a stock price of $25.25, the closing price of AAG Common Stock on December 31, 2013, on the date of extension; (ii) annual interest rates of 0.07% at three months and 0.69% at three years; (iii) 35.6% volatility over three months and 54.0% volatility over three years; and (iv) no dividends.

(g)	Amount reflects the value of 2013 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(h)	Amount represents the premium payments for 24 months of life insurance coverage assuming the monthly premium as of December 31, 2013.

(i)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(j)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.58% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Parker is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Parker as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of the reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of AAG Common Stock on the last trading day of 2013, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Executive Change in Control Agreements for Messrs. Kirby, Isom, Johnson and Kerr

Upon the closing of the Merger, AAG assumed the executive change in control agreements entered into between US Airways Group and our continuing named executive officers, as described below. References to US Airways Group below apply to AAG following the closing of the Merger.

Messrs. Kirby, Isom, Johnson, and Kerr have each entered an executive change in control agreement, effective as of November 28, 2007 or, in the case of Mr. Johnson, when he joined US Airways Group on March 16, 2009 (the “Executive CIC Agreements”). These agreements have an initial term of two years and automatically renew for successive two-year terms unless US Airways Group provides at least 180 days advance written notice to the executive. These agreements provide benefits to the executives upon a termination of employment by US Airways Group for any reason other than “misconduct” or disability or by the executive with “good reason,” in each case within 24 months following a “change in control” (each as defined in the Executive CIC Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets. As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against US Airways Group and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits US Airways Group must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with US Airways Group (currently there are none), or any US Airways Group policy or practice that would provide for the executive to remain on the payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately and the executive may be required to reimburse US Airways Group for amounts paid under the agreement if the executive (i) violates any proprietary information or confidentiality obligation to US Airways Group, (ii) solicits US Airways Group’s employees within one year of termination,

(iii) makes any untrue or disparaging statement or criticism of US Airways Group within five years of termination, or (iv) fails to return all US Airways Group property.

Termination Benefits. In the event of any termination, the covered executive is entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive is entitled to receive:

•	a payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control;
•	a payment equal to the greater of (i) 200% of the executive’s then-current target incentive award under the annual incentive program or (ii) the executive’s actual incentive award under the annual incentive program for the immediately preceding year;
•	a payment equal to 200% of the executive’s target award under the LTIPP that is in effect on the termination date or, if there is no LTIPP in effect and its suspension or termination constitutes a “good reason” to terminate employment, 200% of the executive’s target award most recently established under the LTIPP;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive is eligible to elect COBRA continuation coverage upon his termination;
•	extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards; and
•	a tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

The agreements also provide that termination benefits are to be provided to an executive who has been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by US Airways Group for any reason other than misconduct or disability. The benefits and payments provided in these circumstances are identical to those described above except that (i) payments and benefits due upon the change in control are offset by any amounts received as a result of the executive’s termination prior to the change in control and (ii) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive will receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The Executive CIC Agreements provide that upon a change in control, the executive’s outstanding stock awards held pursuant to the 2011 Plan, the 2008 Plan, and/or the 2005

Plan, or any successor plan, will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space flight privileges for the executive and his or her dependents, for the life of the executive. Messrs. Kirby and Kerr previously became entitled to lifetime flight privileges in connection with the merger of US Airways Group and America West. Mr. Isom previously became entitled to lifetime flight privileges to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with US Airways Group. Mr. Johnson became entitled to lifetime flight privileges upon the closing of the Merger.

In order to facilitate the Merger and obtain the support of the Creditors Committee, each executive waived his or her right to accelerated vesting of his or her equity awards at the closing of the Merger. Each executive also waived his or her right to receive severance benefits and accelerated vesting of outstanding equity awards upon a resignation based on changes made to his or her position as a result of the Merger during a specified period of time following the Merger in exchange for an award of RSUs under a retention program.

Long-Term Incentive Performance Program

Under the LTIPP, upon termination on account of retirement, total disability, or death (each as defined in the LTIPP), each continuing executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated using the same methodology as benefits are calculated for active employees; hence, no award is paid unless the performance goals established for the performance cycle have been satisfied.

These payments are quantified on the tables on pages 79 through 87 for each executive assuming termination as of December 31, 2013.

2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the 2011 Plan and 2008 Plan, all SARs and RSUs held by the continuing executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement.

SARs granted under the 2011 Plan and the 2008 Plan provide for (i) an 18-month exercise period following termination of employment within 24 months following a change in control and (ii) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or “retirement,” but in each case not beyond the maximum term of the awards.

2005 Equity Incentive Plan

SARs and stock options granted under the 2005 Plan and under the 2002 Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or retirement. Retirement means termination of employment after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

Annual Incentive Program Awards

Under the US Airways Group 2013 AIP the executive’s award would be payable upon retirement, death, or disability.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under long-term disability coverage for officers, a continuing executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Kirby, Isom, Johnson and Kerr. In addition, US Airways Group obtained supplemental, portable, individual level term life insurance policies with various insurance carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers. The amounts of the respective benefits for each of Messrs. Parker, Kirby and Kerr are provided in the tables below.

J. Scott Kirby

The following table provides the termination and/or change in control benefits payable to Mr. Kirby under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all continuing executive officers described above, assuming termination of employment on December 31, 2013.

Executive Benefits and Payments Upon Termination	Executive Termination for Good Reason	Company Termination Other than for Misconduct or Disability	Death	Disability	Any Other Termination
Compensation:
Base Salary	$1,114,582	$1,114,582	$-	$-	$-
Annual Incentive Award	1,226,040	1,226,040	1,114,582(a)	1,114,582(a)	-
Long-Term Incentive Award	1,281,769(b)	1,281,769(b)	1,114,582(c)	1,114,582(c)	-
Acceleration of Unvested SARs and RSUs (d)	20,780,632	20,780,632	20,780,632	20,780,632	-
Extended Option and SAR Exercise Period (e)	275,431	275,431	1,063,832	1,063,832	-
Benefits and Perquisites:
Medical Benefits (f)	39,713	39,713	-	-	-
Life Insurance	-	-	1,750,000(g)	-	-
Flight Privileges (h)	249,330	249,330	203,143	249,330	249,330
280G Tax Gross-up	0	-	-	-	-

Total	$24,967,497	$24,967,497	$26,026,771	$24,322,958	$249,330

(a)	Amount represents the amount of the annual incentive award earned by Mr. Kirby under the US Airways Group 2013 AIP.

(b)	Amount represents 200% of the target payment under the US Airways Group LTIPP for 2013.

(c)	Amount represents payment under the US Airways Group LTIPP for 2013.

(d)	Aggregate value of unvested RSUs is calculated at a price of $25.25, the closing price of AAG Common Stock on December 31, 2013, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $25.25.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The US Airways Group Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan, and 2011 Plan. The 2005 Plan, 2008 Plan, and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $25.25, the closing price of AAG Common Stock on December 31, 2013, on the date of extension; (ii) annual interest rates of 0.07% at three months, 0.18% at 18 months, and 0.69% at three years; (iii) 35.6% volatility over three months, 40.1% volatility over 18 months and 54.0% volatility over three years; and (iv) no dividends.

(f)	Amount reflects the value of 2013 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(g)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(h)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.58% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

Robert D. Isom, Jr.

The following table provides the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all continuing executive officers described above, assuming termination of employment on December 31, 2013.

Executive Benefits and Payments Upon Termination	Executive Termination for Good Reason	Company Termination Other than for Misconduct or Disability	Death	Disability	Any Other Termination
Compensation:
Base Salary	$983,454	$983,454	$-	$-	$-
Annual Incentive Award	983,454	983,454	983,454(a)	983,454(a)	-
Long-Term Incentive Award	983,454(b)	983,454(b)	860,523(c)	860,523(c)	-
Acceleration of Unvested SARs and RSUs (d)	13,298,997	13,298,997	13,298,997	13,298,997	-
Extended Option and SAR Exercise Period (e)	215,889	215,889	863,850	863,850	-
Benefits and Perquisites:			-	-	-
Medical Benefits (f)	30,639	30,639	-	-	-
Life Insurance	-	-	-	-	-
Flight Privileges (g)	277,862	277,862	215,597	277,862	277,862
280G Tax Gross-up	0	-	-	-	-

Total	$16,773,749	$16,773,749	$16,222,421	$16,284,686	$277,862

(a)	Amount represents the amount of the annual incentive award earned by Mr. Isom under the US Airways Group 2013 AIP.

(b)	Amount represents 200% of the target payment under the US Airways Group LTIPP for 2013.

(c)	Amount represents payment under the US Airways Group LTIPP for 2013.

(d)	Aggregate value of unvested RSUs is calculated at a price of $25.25, the closing price of AAG Common Stock on December 31, 2013, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $25.25.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The US Airways Group Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan, and 2011 Plan. The 2005 Plan, 2008 Plan, and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $25.25, the closing price of AAG Common Stock on December 31, 2013, on the date of extension; (ii) annual interest rates of 0.07% at three months, 0.18% at 18 months and 0.69% at three years; (iii) 35.6% volatility over three months, 40.1% volatility over 18 months and 54.0% volatility over three years; and (iv) no dividends.

(f)	Amount reflects the value of 2013 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(g)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.58% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

Stephen L. Johnson

The following table provides the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all continuing executive officers described above, assuming termination of employment on December 31, 2013.

Executive Benefits and Payments Upon Termination	Executive Termination for Good Reason	Company Termination Other than for Misconduct or Disability	Death	Disability	Any Other Termination (a)
Compensation:
Base Salary	$928,818	$928,818	$-	$-	$-
Annual Incentive Award	928,818	928,818	928,818(b)	928,818(b)	928,818(b)
Long-Term Incentive Award	928,818(c)	928,818(c)	812,716(d)	812,716(d)	812,716(d)
Acceleration of Unvested SARs and RSUs (e)	12,168,832	12,168,832	12,168,832	12,168,832	-
Extended Option and SAR Exercise Period (f)	15,871	15,871	250,529	250,529	-
Benefits and Perquisites:			-	-	-
Medical Benefits (g)	39,444	39,444	-	-	-
Life Insurance	-	-	-	-	-
Flight Privileges (h)	109,632	109,632	82,241	109,632	109,632
280G Tax Gross-up	0	-	-	-	-

Total	$15,120,233	$15,120,233	$14,243,136	$14,270,527	$1,851,166

(a)	Amounts under “Any Other Termination” are payable as Mr. Johnson is retirement eligible under the US Airways Group 2013 AIP and the LTIPP.

(b)	Amount represents the amount of the annual incentive award earned by Mr. Johnson under the US Airways Group 2013 AIP.

(c)	Amount represents 200% of the target payment under the US Airways Group LTIPP for 2013.

(d)	Amount represents payment under the US Airways Group LTIPP for 2013.

(e)	Aggregate value of unvested RSUs is calculated at a price of $25.25, the closing price of AAG Common Stock on December 31, 2013, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $25.25.

(f)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The US Airways Group Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2008 Plan, and 2011 Plan. The 2005 Plan, 2008 Plan, and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $25.25, the closing price of AAG Common Stock on December 31, 2013, on the date of extension; (ii) annual interest rates of 0.07% at three months, 0.18% at 18 months and 0.69% at three years; (iii) 35.6% volatility over three months, 40.1% volatility over 18 months and 54.0% volatility over three years; and (iv) no dividends.

(g)	Amount reflects the value of 2013 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(h)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.58% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

Derek J. Kerr

The following table provides the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all continuing executive officers described above, assuming termination of employment on December 31, 2013.

Executive Benefits and Payments Upon Termination	Executive Termination for Good Reason	Company Termination Other than for Misconduct or Disability	Death	Disability	Any Other Termination
Compensation:
Base Salary	$874,182	$874,182	$-	$-	$-
Annual Incentive Award	874,182	874,182	874,182(a)	874,182(a)	-
Long-Term Incentive Award	874,182(b)	874,182(b)	764,909(c)	764,909(c)	-
Acceleration of Unvested SARs and RSUs (d)	12,168,832	12,168,832	12,168,832	12,168,832	-
Extended Option and SAR Exercise Period (e)	147,637	147,637	534,404	534,404	-
Benefits and Perquisites:
Medical Benefits (f)	30,639	30,639	-	-	-
Life Insurance	-	-	1,500,000(g)	-	-
Flight Privileges (h)	176,050	176,050	131,694	176,050	176,050
280G Tax Gross-up	0	-	-	-	-

Total	$15,145,704	$15,145,704	$15,974,021	$14,518,377	$176,050

(a)	Amount represents the amount of the annual incentive award earned by Mr. Kerr under the US Airways Group 2013 AIP.

(b)	Amount represents 200% of the target payment under the LTIPP for 2013.

(c)	Amount represents payment under the LTIPP for 2013.

(d)	Aggregate value of unvested RSUs is calculated at a price of $25.25, the closing price of AAG Common Stock on December 31, 2013, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $25.25.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The US Airways Group Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan, and 2011 Plan. The 2005 Plan, 2008 Plan, and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $25.25, the closing price of AAG Common Stock on December 31, 2013, on the date of extension; (ii) annual interest rates of 0.07% at three months, 0.18% at 18 months and 0.69% at three years; (iii) 35.6% volatility over three months, 40.1% volatility over 18 months and 54.0% volatility over three years; and (iv) no dividends.

(f)	Amount reflects the value of 2013 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(g)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(h)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.58% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

Merger-Related Compensation—Former AMR Named Executive Officers

The following table provides the amounts received and/or earned by each of our former AMR named executive officers in connection with their terminations of employment following the Merger.

Name	Cash (a)	Equity (b)	Perquisites /Benefits (c) ($)	Total ($)
Thomas W. Horton	13,105,744	3,849,781	1,068,923	18,024,448
Isabella D. Goren	4,331,097	2,455,063	11,654	6,797,814
Daniel P. Garton	4,266,415	2,990,149	0	7,256,564
James B. Ream	4,549,927	2,990,149	0	7,540,076

(a)	Pursuant to the Transition Agreement, Mr. Horton received (i) a cash payment equal to $5,411,772, and (ii) an “alignment award” that, consistent with similar awards provided to Company executives, is intended to approximate the unvested in-the-money equity value and cash long-term incentive plan expectation of a similarly-situated US Airways executive, payable in cash equal to $6,510,150. In addition, Mr. Horton received a performance bonus under the AMR 2013 STI in an amount of $1,183,822. As a consequence of a qualifying termination in connection with the Merger, pursuant to the terms of the AMR Merger Severance Agreements, each other former AMR executive officer was entitled to (i) a cash payment equal to two times the executive’s then-current annual base salary, (ii) a payment equal to 200% of the executive’s then-current target bonus under AMR’s annual incentive program for the year of such termination, and (iii) a payment equal to 200% of the target long-term incentive award that would be payable to a similarly-situated US Airways manager under an applicable long-term incentive compensation program. Under the AMR Merger Severance Agreements, as a consequence of a Qualifying Termination, the former AMR named executive officers were also entitled to receive a payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents.

The following table quantifies each separate form of compensation included in the aggregate total reported in the “Cash” column above:

Name	Severance Payment ($)	24 Months of COBRA Continuation Payment ($)	Bonus Payment ($)
Thomas W. Horton	11,921,922	-	1,183,822
Isabella D. Goren	3,339,579	36,301	955,217
Daniel P. Garton	3,278,352	50,358	937,705
James B. Ream	3,521,364	21,350	1,007,213

(b)	The amount reflected for Mr. Horton represents the value of the fully vested RSU award granted to Mr. Horton on the Merger Effective Date and for each other named executive officer the aggregate dollar value of all stock awards for which vesting was accelerated as a consequence of a qualifying termination in connection with the Merger. Under the AMR Merger Severance Agreements, upon a qualifying termination the former AMR named executive officers were entitled to accelerated vesting of their unvested AMR Alignment Awards and a pro rata portion of the unvested 2013 Equity Award. The table does not include one-third of the AMR Alignment Awards that vested on the Merger Effective Date without regard to termination and related to services rendered prior to the Merger Effective Date.

(c)

Under the Transition Agreement, Mr. Horton was reimbursed for his legal fees incurred in connection with the Transition Agreement and any other prior Merger-related agreements. In addition, Mr. Horton and his wife will continue to receive lifetime flight privileges, as will his eligible dependents for as long as they remain eligible dependents. Mr. Horton previously became entitled to this benefit under a grandfathered policy at AMR. Under the Transition Agreement, Mr. Horton will also be provided an office and office support for a period of two years after the closing of the Merger. Under the AMR Merger Severance Agreements, as a consequence of a qualifying termination, each other named executive officer became entitled to positive space flight privileges for the executive and his/her dependents for the life of the executive. The table below includes these flight perquisites for Ms. Goren only because she had not yet attained age 55 as of December 31, 2013 and, therefore, was not yet otherwise eligible for such perquisites under

AMR’s retirement policies. We estimated the costs for Ms. Goren by using the average of the estimated annual incremental cost to AMR of providing this flight perquisite to the named executive officer in 2013 using a discount rate of 4.58% and RP2000 White Collar mortality table, and assuming 1% annual increase in the cost of travel. The former AMR named executive officers also became entitled to lifetime Admirals Club® and lifetime AAdvantage® Executive Platinum status in connection with their terminations of employment, at no incremental cost to AAG.

The following table quantifies each separate perquisite included in the aggregate total reported in the column “Perquisites/Benefits” above:

Name	Reimbursement of Legal Fees ($)	Office and Office Support ($)	Positive Space Flight Privileges ($)
Thomas W. Horton	800,000	268,923	0
Isabella D. Goren	0	0	11,654
Daniel P. Garton	0	0	0
James B. Ream	0	0	0

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information about AAG Common Stock that may be issued under all of our existing equity compensation plans as of December 31, 2013, which include the following:

•	the AAG 2013 IAP;
•	the 2011 Plan;
•	the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”);
•	the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”); and
•	the America West 2002 Incentive Equity Plan (the “2002 Plan”).

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders (a)	21,034,889	$0.00	26,471,101
Equity Compensation Plans Not Approved by Security Holders (b)	14,311,535	12.84(c)	0(d)

Total	35,346,424	$12.84	26,471,101

(a)	The AAG 2013 IAP was approved by the Bankruptcy Court in connection with the Bankruptcy Plan and further approved by AAG’s Board of Directors on December 9, 2013. Under Delaware law, approval of the AAG 2013 IAP as part of the reorganization was deemed to be approved by AAG’s stockholders. The AAG 2013 IAP replaces and supersedes the 2011 Plan. No additional awards will be made under the 2011 Plan or the other US Airways Group plans. The AAG 2013 IAP authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the AAG 2013 IAP, or any US Airways Group plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the 2011 Plan as of the effective date of the AAG 2013 IAP may be used for awards under the AAG 2013 IAP; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the Merger. Consists of 21,034,889 RSUs.

(b)	US Airways Group had three equity compensation plans, the 2011 Plan, the 2008 Plan and the 2005 Plan, all three of which were approved by US Airways Group’s stockholders prior to the Merger, but have not been approved by AAG’s stockholders. In addition, America West had an equity compensation plan, the 2002 Plan, which was approved by America West’s stockholders prior to the merger between US Airways and America West, but was not approved by US Airways Group’s stockholders or by AAG’s stockholders. These plans have shares that may become issuable pursuant to the exercise of outstanding options and SARs and vesting of RSUs. As a result of the Merger, all outstanding equity awards under these plans were converted into awards exercisable for shares of AAG Common Stock pursuant to the terms of the Merger Agreement with AMR. Consists of 10,687,976 SARs, 3,153,749 RSUs, and 469,810 options.

(c)	Represents the weighted average exercise price of the outstanding options and SARs. The weighted average remaining term of these outstanding options and rights is 3.3 years.

(d)	No shares are available for future grant under these plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of AAG Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

OTHER MATTERS

Stockholder Proposals	Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices no later than December 26, 2014. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2015 Annual Meeting of Stockholders, notice must be delivered no sooner than February 4, 2015 and no later than March 6, 2015. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	Our Annual Report on Form 10-K for the year ended December 31, 2013 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

ANNEX A

	2013	2012	% Change

	(000s except PRASM)
AAG GAAP Net Loss As Reported	$(1,834)	$(1,876)
US Airways Group GAAP Net Income Predecessor Period As Reported	600	637

Combined GAAP Net Loss	$(1,234)	$(1,239)	0.4%

AAG Special Items (1)	$2,801	$1,746
US Airways Group Special Items (2)	394	(100)
Fair Value Adjustment of Convertible Notes Eliminated in Consolidation (2)	(13)	-

Combined Special Items	$3,182	$1,646	93.3%

Combined Net Income Excluding Special Items	$1,948	$407

AAG GAAP Total Revenues As Reported	$26,743	$24,855
US Airways Group GAAP Total Revenues Predecessor Period As Reported	13,676	13,765

Combined Total Revenues	$40,419	$38,620	4.7%

AAG GAAP Total Passenger Revenues As Reported	$23,349	$21,657
US Airways Group GAAP Total Passenger Revenues Predecessor Period As Reported	12,193	12,290

Combined Total Passenger Revenues	$35,542	$33,947	4.7%

American Total Available Seat Miles (“ASMs”) As Reported	168,340	166,223
US Airways Total ASMs As Reported	91,574	88,425

Combined ASMs	259,914	254,648	2.1%

Combined Total Passenger Revenue per Available Seat Mile (PRASM) (cents)	13.67	13.33	2.6%

Note: Amounts may not recalculate due to rounding.

(1) For a detailed description of the AAG special items, refer to pages 58-59 of AAG’s Annual Report on Form 10-K filed on February 28, 2014.

(2) For a detailed description of the US Airways Group special items, refer to pages 49-50 of US Airways Group’s Annual Report on Form 10-K filed on February 28, 2014.

A-1

AMERICAN AIRLINES GROUP INC. 4333 AMON CARTER BLVD. MD 5675 FORT WORTH, TX 76155 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2014 Annual Meeting of Stockholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY Of fUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2014 Annual Meeting of Stockholders. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M73977-P52141 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMERICAN AIRLINES GROUP INC. The Board of Directors recommends you vote fOR the following proposals, all of which are proposed by American Airlines Group Inc. A proposal to elect 11 directors to serve until the 2015 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified. Nominees are: for Against Abstain for Against Abstain 1a. James F. Albaugh ! ! ! 1h. Denise M. O’Leary ! ! ! 1b. Jeffrey D. Benjamin ! ! ! 1i. W. Douglas Parker ! ! ! 1c. John T. Cahill ! ! ! 1j. Ray M. Robinson ! ! ! 1d. Michael J. Embler ! ! ! 1k. Richard P. Schifter ! ! ! 1e. Matthew J. Hart ! ! ! 2. A proposal to ratify the appointment of KPMG LLP as ! ! ! the independent registered public accounting firm of 1f. Alberto Ibargüen American Airlines Group Inc. for the fiscal year ending ! ! ! December 31, 2014. 1g. Richard C. Kraemer 3. A proposal to consider and approve, on a non-binding, ! ! ! advisory basis, the compensation of American Airlines ! ! ! Group Inc.’s named executive officers as disclosed in the For address changes and/or comments, please check this box and write them proxy statement. ! If any other matters properly come before the 2014 Annual on the back where indicated. Meeting of Stockholders or any adjournments or Please indicate if you plan to attend this meeting. ! ! postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The board of directors of American Airlines Group Inc. is not Yes No aware of any other business to be presented to a vote of the stockholders at the 2014 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

ADMISSION TICKET American Airlines Group Inc. 2014 ANNUAL MEETING OF STOCKHOLDERS Wednesday, June 4, 2014 9:00 am local time Latham & Watkins LLP 885 Third Avenue New York, NY 10022 This admission ticket admits only the named stockholder. Directions to Latham & Watkins LLP: Latham & Watkins is located at 885 Third Avenue, New York, New York 10022. This address is on Third Avenue between 53rd and 54th Streets. If arriving by taxi from any location, provide instruction to go to 53rd Street and Third Avenue to make the destination clear. From Subway: The nearest subway stop to Latham & Watkins is the E or M train (53rd Street Station) or the #6 train (51st Street Station). From Rail/Bus Station: From Penn Station or Port Authority Bus Terminal: Take the E train uptown and get off at Lexington Avenue. Penn Station is where you would arrive if you were traveling on Amtrak. From Grand Central Terminal: Take the #6 train uptown and get off at 51st Street. Note: If you plan on attending the 2014 Annual Meeting of Stockholders in person, please bring, in addition to this admission ticket, a proper form of identiﬁ cation. The use of video or still photography at the 2014 Annual Meeting of Stockholders is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the 2014 Annual Meeting of Stockholders and require special assistance, please contact Caroline Ray at 817-931-2321 to request any listening or visual aid devices by May 21, 2014. Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders: The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com. M75338-P52141-Z63216 AMERICAN AIRLINES GROUP INC.4333 AMON CARTER BLVD. MD 5675FORT WORTH, TX 76155 NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON WEDNESDAY, JUNE 4, 2014 Proxy Solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders to be held on June 4, 2014. The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the2014 Annual Meeting of Stockholders of American Airlines Group Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY on Wednesday, June 4, 2014, at 9:00 am, local time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. ANY ADDITIONAL BUSINESS AS PROPERLY MAY COME BEFORE THE 2014 MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THEPERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 pm, Eastern time, on June 3, 2014. Employees/Participants Holding Shares of American Airlines Group Inc. common stock under the American Eagle 401(k) Plan: This card also constitutes your voting instructions to the appointed investment manager for those shares held in the 401(k) plan. If the investment manager receives timely voting instructions from you, it will vote your American Airlines Group Inc. shares held in the 401(k) plan as you have instructed. In order for your vote to be counted, your voting instructions must be received by 11:59 pm, Eastern time, on June 1, 2014. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side